SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Kimco Realty Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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2015
PROXY STATEMENT

3333 New Hyde Park Road
New Hyde Park, NY 11042-0020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend the annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”). The meeting will be held on Tuesday, May 5, 2015 at 10:00 a.m. (local time), at the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017. At the annual meeting, stockholders will be asked to consider and vote upon the following matters:

1.	the election of eight directors to serve for a term of one year and until their successors are duly elected and qualify;
2.	the advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement;
3.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015; and
4.	such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

The Proxy Statement more fully describes these proposals.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement; FOR the advisory resolution to approve the Company’s executive compensation as described in the Proxy Statement; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

Only holders of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on Monday, March 16, 2015, the record date, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 23, 2015, and provide access to our proxy materials over the Internet, beginning on March 23, 2015, for the holders of record and beneficial owners of our Common Stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

YOUR PROXY IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize your proxy as soon as possible to ensure that your shares will be represented at the annual meeting.

By Order of the Board of Directors,

Bruce M. Rubenstein
Senior Vice President, General Counsel and Secretary
March 23, 2015

2015 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2015 at 10:00 am (local time)
Grand Hyatt New York
109 East 42nd Street
New York, NY 10017
Record Date: Stockholders as of the close of business on March 16, 2015 are entitled to vote.
Admission: Please follow the instructions on page 51.

MEETING AGENDA AND VOTING MATTERS
PROPOSAL			BOARD’S VOTING RECOMMENDATION	PAGE REFERENCES (for more detail)
1	.	Election of Directors	FOR EACH NOMINEE	10
2	.	Advisory Resolution to Approve Executive Compensation	FOR	47
3	.	Ratification of Independent Accountants	FOR	49

DIRECTOR NOMINEES (PROPOSAL 1)

EACH DIRECTOR NOMINEE IS ELECTED ANNUALLY BY A MAJORITY OF VOTES CAST.
(see pages 10 through 13 of this Proxy Statement for further detail)

Milton Cooper	Richard G. Dooley	David B. Henry	Colombe M. Nicholas
Philip E. Coviello	Joe Grills	Frank Lourenso	Richard B. Saltzman

QUALIFICATIONS OF OUR BOARD OF DIRECTORS

Business Leadership	●	●	●	●	●	●	●	●
REIT/Real Estate	●	●	●	●	●	●	●	●
Public Company Executive	●		●	●	●	●	●	●
Investment/Financial	●	●	●	●	●	●	●	●
Legal	●	●					●
Risk Oversight	●	●	●	●	●	●	●	●

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Kimco Realty Corporation 2015 Proxy Statement	1

2015 PROXY STATEMENT AT A GLANCE

DIRECTOR NOMINEES (PROPOSAL 1)
NAME	AGE	DIRECTOR SINCE	INDEPENDENT	COMMITTEES
Milton Cooper	86	Co-Founder		-
Philip E. Coviello	72	2008	●	AC*, CC, NCG
Richard G. Dooley	85	1991	●	AC, CC, NCG*
Joe Grills	80	1997	●	AC, CC*, NCG
David B. Henry	66	2001		-
Frank Lourenso	74	1991	●	AC, CC, NCG
Colombe M. Nicholas	70	2011	●	CC, NCG
Richard B. Saltzman	58	2003	●	CC, NCG

(AC) Audit Committee     (CC) Executive Compensation Committee     (NCG) Nominating and Corporate Governance Committee     (*) Chair

Attendance: Attendance at Board and Committee meetings during 2014 averaged over 99% for directors as a group, and no director attended fewer than 95% of the aggregate of the total meetings of the Board and of the Committees on which each director serves.

CORPORATE GOVERNANCE HIGHLIGHTS

INDEPENDENCE
We have a Compensation Committee that is 100% independent. The Committee engages its own compensation consultant and affirms each year that the consultant has no conflicts of interest and is independent.

NO HEDGING
We have a policy prohibiting all directors and named executive officers (“NEOs”) from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of our equity securities.

COMPENSATION CLAWBACK POLICY
We may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an

NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate the Company’s financial results.

STOCK OWNERSHIP
We have stock ownership guidelines for our directors and executive officers. As of December 31, 2014, each of the directors and executive officers who were employed with us satisfied his or her individual stock ownership requirement. See page 15 for a detailed discussion of stock ownership guidelines.

CHANGE OF CONTROL PAYMENTS
We maintain an executive severance plan with a “double trigger” change in control arrangement that covers our NEOs and certain other members of the Company’s senior management. The executive severance plan does not provide for any gross-up payments for taxes.

2015 PROXY STATEMENT AT A GLANCE

ADVISORY RESOLUTION TO APPROVE EXECUTIVE
COMPENSATION (PROPOSAL 2)

We are requesting that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in this Proxy Statement. The Board of Directors recommends a vote FOR Proposal 2 as it believes that the 2014 compensation decisions are consistent with key objectives of Kimco’s executive compensation program: to promote long-term performance through emphasis on the individual performances and achievements of our executive officers, commensurate with our business results and to successfully execute our strategy to be the premier owner and operator of neighborhood and community shopping centers through investments primarily in the U.S. This proposal was supported by over 99% of the votes cast in 2014 and 2013. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other compensation tables and disclosures beginning on page 22 of this Proxy Statement for a full discussion of our executive compensation.

2014 PERFORMANCE HIGHLIGHTS

COMBINED GROSS OCCUPANCY	COMBINED SAME PROPERTY NET OPERATING INCOME (NOI)	PRO-RATA U.S. CASH-BASIS LEASING SPREADS	FUNDS FROM OPERATIONS (FFO) AS ADJUSTED PER DILUTED SHARE	CONSOLIDATED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) AS ADJUSTED

See Annex A starting on page 52 for the definition of Combined Same Property NOI and a reconciliation of income from continuing operations to Combined Same Property NOI, the definition of FFO and FFO as adjusted and a reconciliation of net income to FFO as adjusted and the definition of EBITDA and EBITDA as adjusted and a reconciliation of net income to EBITDA as adjusted. The increase in pro-rata U.S. cash-basis leasing spreads represents the difference between new rent and prior rent for the same spaces on all renewals, options, or new leases executed during 2014, subject to certain exclusions.

We were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2014 fiscal year included:

●

Increased funds from operations (“FFO”)(non-GAAP) to $1.45 per diluted share for the year ended December 31, 2014 from $1.35 per diluted share for the year ended December 31, 2013. See Annex A starting on page 52 for the definition of FFO and a reconciliation of net income to FFO.

●

Achieved FFO as adjusted (non-GAAP) of $1.40 per diluted share for the full year 2014, representing a 5.3% increase over 2013 FFO as adjusted of $1.33 per diluted share. See Annex A starting on page 52 for the definition of FFO as adjusted and a reconciliation of net income to FFO as adjusted.

●	Gross occupancy in the total combined shopping center portfolio reached 95.6% as of December 31, 2014, representing an increase of 100 basis points from the 2013 year end level of 94.6%.
●	Reduced the number of joint ventures by 11, resulting in the reduction of 17 joint venture partners.
●	Executed 2,124 leases, renewals and options totaling approximately 9.8 million square feet in the combined shopping center portfolio.
●	Acquired 63 shopping center properties and 5 outparcels for an aggregate gross transaction value of $1.4 billion comprising an aggregate 7.1 million square feet of gross leasable area (“GLA“) in 2014.
●	Disposed of 91 consolidated and unconsolidated properties in the U.S. for an aggregate gross sales price of $1 billion.

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Kimco Realty Corporation 2015 Proxy Statement	3

2015 PROXY STATEMENT AT A GLANCE

●

Executed over $2.25 billion of financing transactions during 2014 which amount was primarily used for the refinancing and repayment of debt resulting in savings of approximately $12.9 million annually.

●

Substantially liquidated the Company’s investment in Mexico and Peru during 2014, with 41 properties sold in 2014 encompassing five major portfolios for an aggregate gross sales price of $622.3 million.

ANNUAL DIVIDEND HISTORY: 2010-2015

* Estimated full year 2015 dividend based on quarterly dividend paid January 15, 2015.

ALIGNMENT OF PAY WITH PERFORMANCE

The following graph shows pay and performance over the five-year period from 2010 to 2014 (as more fully described in the section titled “Compensation Discussion and Analysis”— “Executive Summary” beginning on page 22 of this Proxy Statement). This graph shows the correlation between our net income, FFO as adjusted, Retail EBITDA as adjusted and

FFO as adjusted per diluted share, and the total compensation we paid to our Chief Executive Officer (“CEO”) during the last five fiscal years, based on the amounts reported in the summary compensation tables of our proxy statements for these years.

* The Total Compensation for FY2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

2015 PROXY STATEMENT AT A GLANCE

2014 COMPENSATION PAID

The table below summarizes the 2014 total compensation paid to each NEO (see pages 22 through 44 of this Proxy).

NAME	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Milton Cooper	750,000	-	1,284,353	-	891,296	21,681	2,947,330
David B. Henry	800,000	-	1,434,581	-	974,855	8,964	3,218,400
Conor C. Flynn	625,000	-	3,258,313(1)	-	595,707	26,303	4,505,323
Glenn G. Cohen	625,000	-	1,042,313	-	529,207	23,132	2,219,652

(1) In 2014, Mr. Flynn was awarded 100,000 shares of restricted stock valued at $2,216,000 in connection with his appointment as President.

SIGNIFICANT PORTION OF PAY IS PERFORMANCE BASED & AT RISK*

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO, Mr. Henry, and all other NEOs, for 2014 was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below.

* Amounts are based on the Summary Compensation Table on page 36.
(1) Includes 100,000 shares of restricted stock valued at $2,216,000 awarded to Mr. Flynn in connection with his appointment as President.

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Kimco Realty Corporation 2015 Proxy Statement	5

2015 PROXY STATEMENT AT A GLANCE

BEST PRACTICE COMPENSATION FEATURES
THAT ALIGN PAY AND PERFORMANCE

WHAT WE DO
DO maintain majority voting for the election of directors (uncontested elections)
DO align pay and performance by linking a significant portion of total compensation to the achievement of a balanced mix of Company and individual performance criteria tied to operational and strategic objectives established at the beginning of the performance period by the Board and the Compensation Committee
DO deliver approximately 80% of the value of equity awards in performance shares—if our total stockholder return for a performance period is less than the minimum target level, no performance shares are earned or issued with respect to the performance period
DO maintain rigorous stock ownership guidelines for directors and NEOs
DO maintain a clawback policy
DO conduct annual compensation risk assessments
DO have a Compensation Committee comprised solely of independent directors
DO retain an independent compensation consultant that reports directly to the Compensation Committee and performs no other services for management
DO provide caps on annual and long-term incentive plan awards

WHAT WE DON’T DO
NO compensation or incentives that encourage risks reasonably likely to have a material adverse effect on the Company
NO tax gross ups for any executive officers
NO “single-trigger” change in control cash or equity payments
NO re-pricing or buyouts of underwater stock options
NO hedging transactions involving our securities
NO guaranteed cash incentive compensation or equity grants
NO long-term employment contracts with executive officers

2015 PROXY STATEMENT AT A GLANCE

RECENT AWARDS

2014 CLIMATE DISCLOSURE LEADERSHIP INDEX
For top 10% of S&P 500 CDP respondents, indicating global sustainability leadership

2014 GRESB GREEN STAR COMPANY
Highest designation for Global Real Estate Sustainability Benchmark (GRESB) respondents

2014 PR News CORPORATE SOCIAL RESPONSIBILITY AWARDS
Best blog

2014 LIGHTING ENERGY EFFICIENCY IN PARKING CAMPAIGN
Largest Number of Facility Upgrades

REALCOMM DIGIE AWARD FOR BEST USE OF AUTOMATION
For companies that have significantly automated traditional business processes or impacted their industry

2014 GREEN LEASE LEADER

2014 ICSC MAXI AWARD
Integrated Marketing for Corporate Responsibility

COMMUNITY BEAUTIFICATION AWARDS:
Jacksonville, FL; Tampa, FL; Sarasota, FL; Bradenton, FL; Mooresville, NC; Signal Hill, CA; Anaheim, CA

AUDITORS (PROPOSAL 3)

We are requesting that the stockholders ratify the appointment of the Company’s independent registered accounting firm for 2015. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

TYPE OF FEES	2014	2013
Audit Fees(1)	$1,452,608	$1,422,000
Audit-Related Fees	-	-
Tax Fees(2)	$20,805	$70,733
All Other Fees(3)	$2,420	$2,460
Total	$1,475,833	$1,495,193

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2014 and 2013 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s current reports on Form 8-K and proxy statements for the 2014 and 2013 annual meeting of stockholders, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2) Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.
(3) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

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Kimco Realty Corporation 2015 Proxy Statement	7

3333 New Hyde Park Road
New Hyde Park, NY 11042-0020
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS to be held on May 5, 2015

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at our 2015 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation (the “Company”). The Meeting will be held at the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017, on Tuesday, May 5, 2015, at 10:00 a.m. (local time) for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information regarding the Meeting, the proposals on which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Kimco” or the “Company” refers to Kimco Realty Corporation, a Maryland corporation.

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $9,500 to Alliance Advisors, L.L.C. for soliciting proxies for the Company.

Holders of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 16, 2015, the record date, may vote at the Meeting. We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the record date. At the close of business on the record date there were 412,622,136 shares of Common Stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

Stockholders can vote in person at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your share:

BY TELEPHONE - Stockholders located in the United States can authorize their proxy by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

BY INTERNET - Stockholders can authorize their proxy over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

BY MAIL - If you received your proxy materials by mail, you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (local time) on May 4, 2015.

VOTING INSTRUCTIONS

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorized your proxies by telephone or Internet without indicating your instructions, your shares will be voted as follows:

FOR the election of all nominees for director (see Proposal 1);

FOR the advisory resolution to approve the Company’s executive compensation (see Proposal 2);

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015 (see Proposal 3); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares (at least ten days prior to the Meeting). A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting. The vote required for each proposal is listed below:

	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
PROPOSAL 1	Election of eight directors	Majority of the votes cast with respect to a nominee (see pages 10 through 13 for further detail)	No
PROPOSAL 2	Advisory resolution to approve of the Company’s executive compensation	Majority of the votes cast on the Proposal	No
PROPOSAL 3	Ratification of auditors for fiscal year 2015	Majority of the votes cast on the Proposal	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The nominees receiving a majority of votes cast will be elected as directors (i.e., the number of votes cast for a director must exceed the number of votes withheld for that director).

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have no effect because it will not be a vote cast.

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Proxy Statement and annual report and wish to receive only one copy of future Notices of Internet Availability, proxy statements and annual reports for your household, please contact Broadridge at the above phone number or address.

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Kimco Realty Corporation 2015 Proxy Statement	9

PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of eight directors. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the eight nominees for director designated below to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board of Directors may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the Meeting.

INFORMATION REGARDING NOMINEES

MILTON COOPER Co-Founder, Executive Chairman Age: 86 Director Since: 1991

Milton Cooper is the Executive Chairman of the Board of Directors for the Company. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its IPO and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“NAREIT”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper graduated from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:
●	Mr. Cooper co-founded the Company and helps maintain the Company’s continuing commitment to its core values of integrity, creativity and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history.
●	Mr. Cooper’s reputation within the NAREIT community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.
●	Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

PHILIP E. COVIELLO Director (Non-Management), Chair of Audit Committee Age: 72 Director Since: 2008

Philip E. Coviello has been a Director of the Company since May 2008, is the Chair of Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and as a member of its Compensation and Governance and Nominating Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:
●	35 years of experience counseling Boards of Directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.

PROPOSAL 1 ELECTION OF DIRECTORS

●	Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements and SEC filings, including representing the Company in its initial public offering.
●	Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation, where Mr. Coviello oversees the work of Getty’s Chief Accounting Officer, directly interfaces with Getty’s independent registered public accounting firm and is involved with Getty’s Sarbanes-Oxley internal controls compliance work.

RICHARD G. DOOLEY Lead Director (Non-Management), Chair of Nominating & Corporate Governance Committee Age: 85 Director Since: 1991

Richard G. Dooley has been a Director of the Company since December 1991. Mr. Dooley currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. From 1993 to 2003, Mr. Dooley was a consultant to, and from 1978 to 1993 served as the Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company. Mr. Dooley is a Director, Chair of the Compensation Committee and member of the Audit and Corporate Governance Committees of Jefferies LLC (formerly Jefferies Group, Inc.), a subsidiary of Leucadia National Corporation (“Leucadia”) (NYSE: LUK) pursuant to a merger between Leucadia and Jefferies Group, Inc. effective March 1, 2013. Mr. Dooley formerly served as a Director and member of the Compensation Committee of Leucadia. Mr. Dooley holds a B.S. degree from Northeastern University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Key experience and qualifications to serve on the Board of Directors include:
●	Expertise in corporate strategy development, organizational development and operational and corporate governance issues arising in complex organizations.
●	Familiarity with Sarbanes-Oxley compliance, internal auditing and financial controls issues and extensive financial expertise and experience with public accounting matters for global organizations.
●	Responsibility for portfolio investing in a wide variety of real estate properties and developments as Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company, bringing to the Company both executive leadership and real estate investment experience.
●	Expertise as a Chartered Financial Analyst and investment professional with decades of experience in analyzing and evaluating financial statements.

JOE GRILLS Director (Non-Management) Chair of Executive Compensation Committee Age: 80 Director Since: 1997

Joe Grills has been a Director of the Company since January 1997 and is the Chair of the Executive Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Grills was employed by IBM from 1961 to 1993 and held various positions in financial management in both IBM’s domestic and international businesses. Mr. Grills served as a member (1994-2007) and Co-Chairman of the Board of Directors (2002-2007) of a cluster of BlackRock (Merrill Lynch) Mutual Funds from 1994 to 2007. He was a Director, was Vice Chairman, was Chairman and is currently Chairman Emeritus of the Montpelier Foundation. He is on the Investment Advisory Committee of the Virginia Retirement System and previously served as Vice Chairman (2002-2005) and Chairman (2005-2009). In addition, Mr. Grills is a Trustee and former Chairman of the Investment Committee of the Woodberry Forest School, a Trustee and Member (Chairman 2007-2011; 2014-present) of the Investment Committee of the National Trust for Historic Preservation (on Finance, Fundraising and Trustee and Governance Committees) and a Director of National Main Street Center, Inc., a subsidiary of National Trust for Historic Preservation (Feb. 2013). Mr. Grills was on the Individual Investment Advisory Committee of the NYSE from 2001 to 2014. He is a former Chairman and member of the Committee on Investment of Employee Benefit Assets of the Association of Financial Professionals. Mr. Grills also participates in research and study sponsored by 20/20 Investment Association. Mr. Grills holds a B.A. from Duke University and an M.B.A. from the University of Chicago.

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Kimco Realty Corporation 2015 Proxy Statement	11

PROPOSAL 1 ELECTION OF DIRECTORS

Key experience and qualifications to serve on the Board of Directors include:
●	Experience as IBM’s Chief Investment Officer of the IBM Retirement Fund with wide-ranging expertise in domestic and international financial matters and strategic deliberations.
●	Extensive experience with internal audit and business controls while at IBM and on other audit committees.
●	Extensive service on boards of directors and memberships on board committees in diverse corporate and nonprofit organizations with broad and deep familiarity with corporate governance and executive oversight matters.
●	Experience in compensation matters through wide advisory capacities and exposure to current executive compensation trends.

DAVID B. HENRY Vice Chairman and Chief Executive Officer Age: 66 Director Since: 2001

David B. Henry has been the CEO of the Company since December 31, 2009, President since December 2008 and Vice Chairman of the Board of Directors since April 2001. He also served as President of the Company from December 2008 until August 2014. Prior to joining the Company, Mr. Henry was the Chief Investment Officer of G.E. Capital Real Estate since 1997 and held various positions at G.E. Capital for more than five years prior to 1997. Mr. Henry is also a director of Fairfield County Bank, a Connecticut mutual savings bank and a director and Chairman of the Compensation Committee of HCP, Inc. (NYSE: HCP). Mr. Henry is the former Chairman and currently a Trustee of the International Council of Shopping Centers (ICSC) and is currently on the Executive Committee of the Board of Governors of NAREIT. Mr. Henry graduated from Bucknell University with a B.S. in Business Administration and received his M.B.A. from the University of Miami.

Key experience and qualifications to serve on the Board of Directors include:
●	Day-to-day leadership, as CEO of the Company, with a valuable perspective on the overall strategic execution of the Company.
●	Service for 10 years as the Company’s Chief Investment Officer and leadership in the Company’s investment management process, portfolio reviews, new business initiatives and employee communication efforts.
●	23 years of experience at G.E. Capital Real Estate, serving the last 5 years as Chief Investment Officer/Senior Vice President and Chairman of G.E. Capital Investment Advisors.
●	Experience on the senior management team for real estate investments totaling more than $20.0 billion in 11 countries worldwide in his role at G.E. Capital.
●	Service as a Trustee and former Chairman of the ICSC, Vice Chairman and member of Executive Committee of the Board of Governors of NAREIT and member of The Real Estate Roundtable, providing the Board of Directors with a global understanding of REITs and current industry and market trends.

FRANK LOURENSO Director (Non-Management) Age: 74 Director Since: 1991

Frank Lourenso has been a Director of the Company since December 1991. Mr. Lourenso is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso is a member of the Board of Trustees of St. Joseph’s College. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:
●	Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social and corporate governance issues.

PROPOSAL 1 ELECTION OF DIRECTORS

●	Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.
●	Expertise in management oversight and financial matters relating to complex global organizations.

COLOMBE M. NICHOLAS Director (Non-Management) Age: 70 Director Since: 2011

Colombe M. Nicholas has been a Director of the Company since May 2011. Ms. Nicholas is currently a member of the Executive Compensation and Nominating and Corporate Governance Committees. Ms. Nicholas has served as a consultant since 2002 to Financo Global Consulting, the international consulting division of Financo, Inc., focusing on identifying expansion opportunities and providing growth advice to companies. Ms. Nicholas’ retail experience includes Bonwit Teller, Bloomingdale’s and R.H. Macy. From the 1980s to 2000, Ms. Nicholas has served as President and CEO of Anne Klein Group, President and CEO of the Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corporation and President and CEO of Christian Dior New York. While at Christian Dior New York, Ms. Nicholas led sales growth from $125 million to $425 million. Ms. Nicholas has previously served on the Board of Directors of Oakley, Inc., The Mills Corporation, Tandy Brand and Herbalife International. Ms. Nicholas has a B.A. from the University of Dayton, a J.D. from the University of Cincinnati College of Law and an honorary doctorate in business administration from Bryant College of Rhode Island.

Key experience and qualifications to serve on the Board of Directors include:
●	Over 15 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers.
●	Experience as President and CEO at major licensing, apparel and accessory manufacturing corporations provides insight into management’s day to day actions and responsibilities related to sales of those products.
●	Experience through service on other public company boards of directors and knowledge of corporate governance best practices in publicly-traded companies in today’s business environment.

RICHARD B. SALTZMAN Director (Non-Management) Age: 58 Director Since: 2003

Richard B. Saltzman has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman has served since May 2003 as the President of Colony Capital LLC, a global real estate investment management firm where Mr. Saltzman shares responsibility for the firm’s global operations and guides the strategic planning, acquisition and asset management activities of Colony and oversees new business initiatives. Mr. Saltzman has been the CEO, President and a Director of Colony Financial Inc. (NYSE: CLNY) since September 2009. Prior to joining Colony Capital LLC, Mr. Saltzman was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time. Mr. Saltzman has a B.A. from Swarthmore College and an M.S. from Carnegie-Mellon University.

Key experience and qualifications to serve on the Board of Directors include:
●	More than 35 years of experience in real estate, including investing as a principal and as an investment manager, capital markets and investment banking.
●	Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.
●	More than 20 years of direct experience interacting in various capacities with the Company.

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Kimco Realty Corporation 2015 Proxy Statement	13

PROPOSAL 1 ELECTION OF DIRECTORS

VOTE REQUIRED

Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Withheld votes will be treated as votes against the nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

TERM OF OFFICE
All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

ATTENDANCE AT BOARD OF DIRECTORS, COMMITTEE MEETINGS AND 2014 ANNUAL MEETING.
The Board of Directors met eight times in person or telephonically in 2014. Attendance at Board and Committee meetings during 2014 averaged over 99% for directors as a group, and no director attended fewer than 95% of the aggregate of the total meetings of the Board and of the Committees on which each director serves. All of the directors were in attendance at the 2014 Annual Meeting of Stockholders held on May 6, 2014. Our director attendance policy is included in our Corporate Governance Guidelines, which are available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

COMMUNICATIONS WITH DIRECTORS
The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director or the non-management directors by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director or the non-management directors c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, NY, 11042-0020. The Board of Directors has designated Richard G. Dooley as its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

DIRECTOR INDEPENDENCE

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

In accordance with these categorical standards and the NYSE listing standards, the Board of Directors undertook its annual review of the independence of its directors on February 4, 2015. During this review, the Board of Directors considered transactions and relationships between each director or members of his or her immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between directors or members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that the following nominees for director are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards:

Philip E. Coviello	Frank Lourenso
Richard G. Dooley	Colombe M. Nicholas
Joe Grills	Richard B. Saltzman

In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 44.

In addition, none of the directors’ family members serves as an executive officer, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“executive officer”) of the Company.

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is therefore not “independent,” the Board of Directors has appointed the Chairman of the Nominating and Corporate Governance Committee, Richard G. Dooley, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

STOCK OWNERSHIP GUIDELINES
The Board of Directors adopted revised stock ownership guidelines in July 2012 for nonemployee directors and executive officers that require each non-employee director and executive officer to own shares of our Common Stock. Under the guidelines, all current non-employee directors must own shares of our Common Stock with a value equal to five times the annual Board of Directors retainer. Executive officers must own shares of our Common Stock with a value equal to a certain multiple of his or her base salary. Our Executive Chairman must own shares of our Common Stock with a value equal to five times base salary, our CEO must own shares of our Common Stock with a value equal to five times base salary, our Chief Operating Officer must own shares of our Common Stock with a value equal to three times base salary, and our Chief Financial Officer must own shares of our Common Stock with a value equal to two times base salary. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k) retirement plan. Directors and executive officers have five years from the date they become a member of the Board of Directors or an executive officer to attain these ownership levels or until December 31, 2014 to meet the ownership levels, whichever is later. All of our directors and executive officers are currently in compliance with the stock ownership requirements.

DIRECTOR CONTINUING EDUCATION
The Company maintains a formal program of continuing education for directors. In 2014, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

CLAWBACK POLICY
The Company may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate. Where the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Committee’s view of all relevant facts and circumstances and the best interests of the Company.

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Kimco Realty Corporation 2015 Proxy Statement	15

RISK OVERSIGHT
Our Board of Directors oversees an enterprisewide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

●	Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting and the independence of the independent auditor of the Company. The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate and assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting and other matters and oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advises on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk and function. The Audit Committee also oversees risk by working with management to adopt and reviewing annually a code of ethics designed to support the highest standards of business ethics.
●	Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives to support an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests.
●	Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board of Directors Committees.

Our Board of Directors and Committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” on the next page.

COMMITTEES OF THE BOARD OF DIRECTORS

The following table identifies the current committee chairs and members:

		AUDIT COMMITTEE	EXECUTIVE COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Independent Directors	Philip E. Coviello	C	●	●
	Richard G. Dooley	●	●	C
	Joe Grills	●	C	●
	Frank Lourenso	●	●	●
	Colombe M. Nicholas		●	●
	Richard B. Saltzman		●	●

Management Directors	Milton Cooper
David B. Henry
(C)	Chair
●	Member

AUDIT COMMITTEE.
The Audit Committee currently consists of Mr. Coviello who is Chair of the Audit Committee, and Messrs. Dooley, Grills and Lourenso, all of whom are independent directors. Five meetings of the Audit Committee were held in person or telephonically during 2014. Messrs. Coviello, Dooley, Grills and Lourenso are each an “audit committee financial expert,” as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and Messrs. Coviello, Dooley, Grills and Lourenso are “independent” from the Company as defined by the current listing standards of the NYSE.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company.

The Audit Committee works with management to adopt and reviews annually a code of ethics designed to support the highest standards of business ethics. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, and the Company’s Code of Business Conduct and Ethics (“Code of Ethics”) is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

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Kimco Realty Corporation 2015 Proxy Statement	17

EXECUTIVE COMPENSATION COMMITTEE
The Executive Compensation Committee currently consists of Mr. Grills, who is Chair of the Executive Compensation Committee, and Messrs. Coviello, Dooley, Lourenso and Saltzman and Ms. Nicholas, all of whom are independent directors. The Board of Directors has established an Executive Compensation Committee to: (i) evaluate (in consultation with management or the Board of Directors) and recommend to the Board of Directors for approval the compensation plans, policies and programs of the Company, especially those regarding executive compensation; and (ii) determine and recommend to the Board of Directors for approval the compensation of the Chief Executive Officer and all other executive officers of the Company.

More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation of the CEO including changes in base salary, bonus payments and equity awards. For other NEOs, the Executive Compensation Committee reviews their performance against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis beginning on page 22.

Five meetings of the Executive Compensation Committee were held in person or telephonically during 2014. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Board of Directors and Executive Compensation Committee, in consultation with the Executive Compensation Committee’s independent compensation consultant, Pay Governance LLC (“Pay Governance”) and management, have reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, management has determined, and the Board of Directors has affirmed management’s determination, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks. The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile. Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business plan. The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. The Company’s benefits and retirement plans are not linked to performance. There is an annual performance-based bonus program for employees that provides a discretionary award based on their respective level in the Company, individual performance and overall Company performance. While the Company’s bonus program for its leasing personnel is tied to personal production for new lease deals and renewals, management is comfortable that this bonus opportunity fairly incentivizes leasing personnel without being excessive. In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, funds from operations, results from operations, contributions from real estate investment programs, other financial considerations, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist primarily of performance shares and restricted stock. These awards are intended to further link recipients’ interests with stockholder interests. The Company’s Executive Severance Plan with its NEOs and certain members of management provides severance protections. Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risktaking. The Executive Compensation Committee believes that it is not overly reliant on any single measure of performance and assesses actual results against each performance measure as well as taking into account overall performance compared to targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the Company to evaluate individual performance. Finally, the Executive Compensation Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE.
The Nominating and Corporate Governance Committee currently consists of Mr. Dooley, who is Chair of the Nominating and Corporate Governance Committee, and Messrs. Coviello, Grills, Lourenso and Saltzman and Ms. Nicholas, all of whom are independent directors. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and filling vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position. These factors include, but are not limited to, the ability to make independent analytical inquiries; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a technical level; other board service and educational and professional background. In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance

Committee establishes the criteria for and conducts an annual assessment of the performance of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and for developing and implementing the Company’s Corporate Governance Guidelines that apply to all of its directors and management. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all NYSE listing requirements. Four meetings of the Nominating and Corporate Governance Committee were held in person or telephonically during 2014. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter and the Corporate Governance Guidelines, are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests it.

The Nominating and Corporate Governance Committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board of Directors and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the CEO, an independent director, or a non-independent director other than the CEO. The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors. The Board of Directors has named Richard G. Dooley as its Lead Independent Director. In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors.

MEETINGS OF NON-MANAGEMENT DIRECTORS.
The Non-Management Directors meet in executive session at each in-person Board of Directors meeting, and more frequently if necessary. Non-Management Directors are all those Directors who are not employees of the Company. The Non-Management Directors consist of Messrs. Coviello, Dooley, Grills, Lourenso and Saltzman and Ms. Nicholas.

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Kimco Realty Corporation 2015 Proxy Statement	19

EXECUTIVE OFFICER

The following table sets forth information with respect to the executive officers of the Company as of March 23, 2015.

NAME	AGE	POSITION	JOINED KIMCO
Milton Cooper	86	Executive Chairman of the Board of Directors	Co-Founder
David B. Henry	66	Vice Chairman of the Board of Directors and Chief Executive Officer	2001
Conor C. Flynn	34	President, Chief Operating Officer and Chief Investment Officer	2003
Glenn G. Cohen	51	Executive Vice President, Chief Financial Officer and Treasurer	1995

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the time of the annual meeting of the Board of Directors following the 2015 Annual Meeting of Stockholders.

Please see Proposal 1 - Election of Directors - Information Regarding Nominees starting on page 10 for information regarding Milton Cooper and David B. Henry.

CONOR C. FLYNN was appointed President of the Company in August 2014, Chief Investment Officer in May 2014 and Chief Operating Officer in May 2013. Mr. Flynn directs the strategic and day-to-day activities of the Company’s shopping center business. Prior to his current role, Mr. Flynn was President of the Western Region of the Company responsible for directing personnel that handled leasing, property management, construction, asset management and value creation. Mr. Flynn joined the Company in June 2003 as an Asset Manager. Mr. Flynn received a B.A. degree from Yale University and a Master’s degree in Real Estate Development from Columbia University. Mr. Flynn is a licensed real estate broker in California, and a member of Urban Land Institute (ULI), NAREIT and ICSC.

GLENN G. COHEN was appointed Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Prior to joining the Company in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and spent six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985. He is a Certified Public Accountant and a member of NAREIT and ICSC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The table on the next page sets forth certain information available to the Company, as of March 16, 2015, with respect to shares of its Common Stock and Class H, Class I, Class J and Class K Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

	SHARES OWNED BENEFICIALLY (#)					PERCENT OF CLASS (%)
NAME & ADDRESS (WHERE REQUIRED) OF BENEFICIAL OWNER	COMMON	CLASS H	CLASS I	CLASS J	CLASS K	COMMON	CLASS H(1)	CLASS I(1)	CLASS J(1)	CLASS K(1)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	62,624,943(2)	-	-	-	-	15.2%	-	-	-	-
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	36,928,631(3)	-	-	-	-	9.0%	-	-	-	-
Milton Cooper c/o Kimco Realty Corporation 3333 New Hyde Park Rd. New Hyde Park, NY 11042	10,316,294(4)(5)	-	-	-	-	2.5%	-	-	-	-
David B. Henry	1,310,525(6)	-	-	-	-	*	-	-	-	-
Glenn G. Cohen	395,862(7)	-	-	-	-	*	-	-	-	-
Richard G. Dooley	368,426(8)	-	-	-	-	*	-	-	-	-
Frank Lourenso	328,909(9)	-	-	-	-	*	-	-	-	-
Conor C. Flynn	307,848(10)	-	-	-	-	*	-	-	-	-
Joe Grills	233,475(11)	-	-	-	-	*	-	-	-	-
Richard B. Saltzman	186,266(12)	-	-	-	-	*	-	-	-	-
Philip E. Coviello	97,897(13)	-	-	-	-	*	-	-	-	-
Colombe M. Nicholas	49,635(14)	-	-	-	-	*	-	-	-	-
All Directors and Executives as a group	13,595,137	-	-	-	-	3.3%	-	-	-	-

* Less than 1%
(1) Not applicable. The Company’s Class H, Class I, Class J and Class K Preferred Stock are, generally, not voting securities of the Company.
(2) The Company has received a copy of Schedule 13G as filed with the SEC by the Vanguard Group, Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2014. As reported in said Schedule 13G, Vanguard has sole voting power with respect to 1,263,873 shares and has sole dispositive power for 61,574,794 shares.
(3) The Company has received a copy of Schedule 13G as filed with the SEC by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2014. As reported in said Schedule 13G, BlackRock has sole voting power with respect to 33,841,796 shares and sole dispositive power with respect to 36,928,631 shares.
(4) Includes 107,500 shares held by a foundation controlled by Mr. Cooper. Does not include 1,355,645 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Does not include 250,000 shares held by a charitable remainder unitrust and 250,000 shares held by a charitable remainder annuity trust of which Mr. Cooper’s spouse is trustee, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 810,825 shares of Common Stock that are exercisable within 60 days of March 16, 2015, 39,158 shares held in his 401(k) account and 76,358 shares of restricted stock.
(5) Excludes 2,065,358 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 10% of the outstanding equity. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares.
(6) Does not include 3,000 shares owned by Mr. Henry’s children, as to all of which Mr. Henry disclaims beneficial ownership. Includes options or rights to acquire 886,200 shares of Common Stock that are exercisable within 60 days of March 16, 2015, 56,429 shares held in his 401(k) account and 86,064 shares of restricted stock. Includes 238,000 shares held in a margin account.
(7) Includes 412 shares held by Mr. Cohen for his children. Includes options or rights to acquire 189,200 shares of Common Stock that are exercisable within 60 days of March 16, 2015, 11,497 shares held in his 401(k) account and 110,628 shares of restricted stock. Includes 54,966 shares held in a margin account.
(8) Includes options or rights to acquire 107,000 shares of Common Stock that are exercisable within 60 days of March 16, 2015 and 15,801 shares of restricted stock.
(9) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 635 shares held by Mr. Lourenso as trustee for the benefit of his granddaughter. Does not include 4,574 shares owned by Mr. Lourenso’s children, as to all of which Mr. Lourenso disclaims beneficial ownership. Includes options or rights to acquire 107,000 shares of Common Stock that are exercisable within 60 days of March 16, 2015 and 15,801 shares of restricted stock.
(10) Includes options or rights to acquire 90,050 shares of Common Stock that are exercisable within 60 days of March 16, 2015, 2,086 shares held in his 401(k) account and 169,675 shares of restricted stock.
(11) Includes options or rights to acquire 107,000 shares of Common Stock that are exercisable within 60 days of March 16, 2015 and 15,801 shares of restricted stock.
(12) Includes 50 shares held by Mr. Saltzman for his son. Includes options or rights to acquire107,000 shares of Common Stock that are exercisable within 60 days of March 16, 2015 and 15,801 shares of restricted stock.
(13) Includes 4,500 shares held in a Testamentary Trust in which Mr. Coviello is a trustee. Does not include 6,500 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 37,000 shares of Common Stock that are exercisable within 60 days of March 16, 2015 and 15,801 shares of restricted stock.
(14) Includes options or rights to acquire 14,667 shares of Common Stock that are exercisable within 60 days of March 16, 2015 and 15,801 shares of restricted stock.

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Kimco Realty Corporation 2015 Proxy Statement	21

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

We pay our NEOs using salary, annual incentive and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2014, our NEOs were:

●	Milton Cooper, Executive Chairman of the Board of Directors;
●	David B. Henry, Vice Chairman of the Board of Directors and Chief Executive Officer;
●	Conor C. Flynn, President, Chief Operating Officer and Chief Investment Officer; and
●	Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer.

Our Board of Directors has an Executive Compensation Committee (the “Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held five meetings in person or by phone during 2014. The Committee is comprised of Joe Grills (Chairman), Philip E. Coviello, Richard G. Dooley, Frank Lourenso, Colombe M. Nicholas and Richard B. Saltzman. We encourage feedback from our stockholders regarding our executive compensation program. In 2014, over 99% of the votes cast (i.e., excluding abstentions and broker non-votes) in our Say-on-Pay advisory vote approved the proposal.

Our senior management team worked in 2014 to strategically position Kimco for long-term performance by focusing their efforts on strengthening our portfolio, maintaining our capital and liquidity positions, and operating competitively. Our compensation decisions in 2014 emphasized rewarding corporate / financial performance and individual performances and achievements of our NEOs, commensurate with our business results, to successfully execute our strategy to be the premier owner and operator of neighborhood and community shopping centers through investments primarily in the U.S.

EXECUTIVE SUMMARY

Kimco Realty Corporation is one of the nation’s largest owners and operators of neighborhood and community shopping centers, measured in GLA. As of December 31, 2014, the Company had interests in 754 shopping center properties aggregating 109.5 million square feet of GLA and 533 other property interests, primarily through the Company’s preferred equity investments and other real estate investments, totaling 11.7 million square feet of GLA, for a grand total of 1,287 properties aggregating 121.2 million square feet of GLA, located in 41 states, Puerto Rico, Canada, Mexico and Chile.

2014 BUSINESS HIGHLIGHTS

We were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2014 fiscal year included:

●	Increased funds from operations (“FFO”)(non-GAAP) to $1.45 per diluted share for the year ended December 31, 2014 from $1.35 per diluted share for the year ended December 31, 2013. See Annex A starting on page 52 for the definition of FFO and a reconciliation of net income to FFO.

●	Achieved FFO as adjusted (non-GAAP) of $1.40 per diluted share for the full year 2014, representing a 5.3% increase over 2013 FFO as adjusted of $1.33 per diluted share. See Annex A starting on page 52 for the definition of FFO as adjusted and a reconciliation of net income to FFO as adjusted.

●	Gross occupancy in the total combined shopping center portfolio reached 95.6% as of December 31, 2014, representing an increase of 100 basis points from the 2013 year end level of 94.6%.

●	Reduced the number of joint ventures by 11, resulting in the reduction of 17 joint venture partners.

●	Executed 2,124 leases, renewals and options totaling approximately 9.8 million square feet in the combined shopping center portfolio.

●	Acquired 63 shopping center properties and 5 outparcel for an aggregate gross transaction value of $1.4 billion comprising an aggregate 7.1 million square feet of gross leasable area (“GLA“) in 2014.

COMPENSATION DISCUSSION & ANALYSIS

●	Disposed of 91 consolidated and unconsolidated properties in the U.S. for an aggregate gross sales price of $1 billion.

●	Executed over $2.25 billion of financing transactions during 2014 which amount was primarily used for the refinancing and repayment of debt resulting in savings of approximately $12.9 million annually.

●	Substantially liquidated the Company’s investment in Mexico and Peru during 2014, with 41 properties sold in 2014 encompassing five major portfolios for an aggregate gross sales price of $622.3 million.

EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE HIGHLIGHTS

Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests:

●	We maintain a majority vote for the election of directors (uncontested elections), and we have no supermajority voting requirements.

●	The leadership structure of our Board of Directors consists of an Executive Chairman, a Vice Chairman (who is also our CEO), a Lead Independent Director, who is elected by the independent directors, and knowledgeable committee chairs with appropriate experience.

●	The Committee’s independent compensation consultant, Pay Governance, is retained directly by the Committee and performs no other services for management.

●	The Committee conducts continuous reviews of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

●	A significant portion of our NEOs’ pay is performance based. For example, in 2014, 75% of the CEO’s total compensation is linked directly to the Company’s performance and 80% of annual long-term incentive opportunities for all NEOs were delivered in performance-based equity awards in the form of performance shares.

●	We have stock ownership guidelines for our NEOs and directors. As of December 31, 2014, each of the NEOs and directors who were employed with us satisfied his or her individual stock ownership level. See “Corporate Governance—Stock Ownership Guidelines” on page 15 for more information.

●	We maintain a formal program of continuing education for directors. In 2014, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors.

●	Our Board of Directors has a policy prohibiting our NEOs and members of the Board of Directors from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

●	The Company has a policy that limits the pledging of shares to 25% of the value of holdings above the stock ownership requirements for our NEOs and members of the Board of Directors effective December 31, 2014.

●	The Company adopted a clawback policy as further described on page 15.

●	We maintain an executive severance plan with a “double trigger” change in control arrangement that covers our NEOs and certain other members of the Company’s senior management. The executive severance plan does not provide for any gross-up payments for Parachute Payment Taxes (as defined below).

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Kimco Realty Corporation 2015 Proxy Statement	23

COMPENSATION DISCUSSION & ANALYSIS

STOCKHOLDER SAY ON-PAY VOTES

At our 2014 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years we expect such advisory vote will occur annually. Over 99% of the votes cast (i.e., excluding abstentions and broker non-votes) on this Say-on-Pay vote were voted in favor of the proposal. We have considered the results of the 2014 vote and believe the support of our stockholders for the proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. Thus we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our Say-on-Pay votes when making compensation decisions regarding our NEOs.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program provides pay-for performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation. The following graph shows the correlation between our net income, FFO as adjusted, Retail EBITDA as adjusted, and FFO as adjusted per diluted share, and the total compensation we paid to our CEO during the last five fiscal years, based on the amounts reported in the summary compensation tables of our proxy statements for these years. FFO as adjusted, Retail EBITDA as adjusted, and leverage, calculated from debt to total assets, defined as consolidated debt plus JV pro rata share of debt divided by the total gross consolidated assets and JV share of pro rata gross assets, are the metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. See Annex A starting on page 52 for reconciliations of net income to FFO as adjusted, and to Retail EBITDA as adjusted.

* The Total Compensation for FY2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

COMPENSATION DISCUSSION & ANALYSIS

The component parts of our executive compensation program are:

COMPENSATION COMPONENT	PURPOSE/KEY CHARACTERISTICS

Base Salary
●Goal:  Provide fixed compensation giving a measure of certainty and predictability.
●Determined based on individual qualifications and experience, scope of responsibilities, future potential, the goals and objectives established for each NEO, past performance and the practices of the Company’s peer group.
●Reviewed annually by the Board of Directors and the Committee and subject to change.

Performance-Based Annual Bonus
●Goal: Motivate NEOs based on the Company’s corporate / financial performance and the NEO’s individual performance for the fiscal year.
●Targets are determined by the Committee and based on meeting an achievement level of 100% of the Company’s corporate / financial performance (36% based on actual FFO as adjusted per diluted share, compared to target FFO as adjusted per diluted share (“Target FFO”), for the fiscal year; 12% based on actual retail EBITDA as adjusted, compared to target retail EBITDA as adjusted (“Target EBITDA”), for the fiscal year; and 12% based on actual leverage compared to target leverage (“Target Leverage”) for the fiscal year) and the NEO’s individual performance targets (40%) against, among other factors, specific quantitative and qualitative goals as further discussed starting on page 30 for the fiscal year.
●Reviewed annually by the Committee and subject to change.

Performance Shares
●Goal: Equity incentive for NEOs linked to Company’s performance to encourage alignment with stockholders and long-term retention.
●Approximately 80% of the value of the annual equity incentive is awarded in the form of performance shares.
●Earned shares are issued based on the Company’s total stock holder return in a performance year relative to NAREIT retail peers as further discussed starting on page 28.

Time-Vesting Restricted Stock
●Goal: Equity incentive for NEOs encouraging alignment with the Company’s stockholders and long-term retention.
●Approximately 20% of the value of the annual equity incentive is awarded in the form of restricted stock.
●Restricted stock vests ratably over four years.

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Kimco Realty Corporation 2015 Proxy Statement	25

COMPENSATION DISCUSSION & ANALYSIS

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO, Mr. Henry, and all other NEOs, for 2014 was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below.

* Amounts are based on the Summary Compensation Table on page 36.
(1) Includes 100,000 shares of restricted stock valued at $2,216,000 awarded to Mr. Flynn in connection with his appointment as President.

BASE SALARY

In determining our NEOs’ base salaries, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are based upon the performance of each NEO as assessed and approved by the Board of Directors and Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO.

●	Mr. Cooper received a base salary of $750,000 in 2014.
●	Mr. Henry received a base salary of $800,000 in 2014.
●	Mr. Flynn received a base salary of $625,000 in 2014.
●	Mr. Cohen received a base salary of $625,000 in 2014.

ANNUAL INCENTIVE PLAN

Under our executive compensation program, each NEO is eligible to receive an annual cash bonus based on the Company’s corporate / financial performance compared to targets and such NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 30. For each NEO’s annual bonus opportunity for 2014, 60% was based on the Company’s corporate / financial performance for the performance year compared to targets as measured by the Company’s (1) FFO as adjusted per diluted share for the performance year compared to

Target FFO, (2) retail EBITDA as adjusted compared to Target EBITDA and (3) leverage compared to Target Leverage, and 40% was based on individual NEO performance against specific quantitative and qualitative goals as discussed starting on page 30 and as evaluated by the Committee. The table on the next page shows the percent of the Total Annual Target Bonus each NEO would receive based on achievement of threshold, target and maximum levels for corporate / financial performance and individual performance.

COMPENSATION DISCUSSION & ANALYSIS

Performance Criteria	Annual Incentive Component Earned as Percent of the Total Annual Target Bonus(1)
	Threshold	Target	Maximum
Corporate / Financial Performance	30%	60%	90%
●	Threshold level achieved if 90% of target measures are attained
●	Target level achieved if 100% of target measures are attained
●	Maximum level achieved if 110% of target measures are attained
Individual Performance	10%	40%	60%
●	Evaluation of individual NEO performance by the Executive Compensation Committee
Total Annual Bonus Paid	40%	100%	150%

(1) The annual bonus is interpolated between the threshold and target, and target and maximum performance levels.

The table on page 28 shows the target bonus and the bonus actually earned in 2014 for each NEO. In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Henry’s recommendations, and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2014 bonuses based on the following analysis of our corporate / financial performance and each NEO’s individual performance:

CORPORATE / FINANCIAL PERFORMANCE.

In 2014, the Company’s Target FFO was $1.38 on a diluted per share basis, Target EBITDA was $956 million and Target Leverage was 45%. After the Committee considered the Company’s actual 2014 FFO as adjusted, retail EBITDA as adjusted and leverage, the Committee’s payout for the corporate financial incentive was based on an achievement of 101.4%, 102.1% and 102.7% of Target FFO, Target EBITDA and Target Leverage, respectively which resulted in a payout for the corporate financial incentive of 65.4% of each NEO’s 2014 total target bonus.*

*The corporate financial incentive is calculated as follows: If the Company achieves its target level of 100% of each of the financial measures based upon the percentage weighting of 60% FFO as adjusted, 20% retail EBITDA as adjusted, and 20% leverage, then the base corporate financial incentive paid is 60% of the NEO’s total target bonus. In 2014, the company achieved 101.4%, 102.1%, and 102.7% of the three measurements respectively, exceeding the 60%

target by 541 basis points. Interpolating linearly between target and maximum performance levels resulted in a payout of 109.02% of the target incentive. Calculation: (65.41% / 60%) = 109.02%.

INDIVIDUAL PERFORMANCE.

The Committee’s evaluation of each NEO’s individual performance against, among other factors, specific quantitative and qualitative goals is detailed below in “Analysis of Each NEO’s Compensation” as further discussed starting on page 30. In general, in determining each NEO’s achievement compared to target, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, performance in 2014 and the practices of our peer group, without applying a quantitative formula. In 2014, the Committee also considered the NEOs’ efforts to successfully refocus the Company on its core assets and business amidst continuing economic challenges and uncertainties. The Committee agreed to award each NEO individual performance bonuses of approximately 115% to 150% of each NEO’s 2014 individual performance target bonus.

CALCULATION OF TOTAL 2014 BONUS.

The bonuses actually received by each NEO are determined by adding the corporate / financial performance bonus and the individual performance bonus together. Thus, each NEO earned a total 2014 bonus of approximately 111% to 126% of the 2014 target bonus.

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Kimco Realty Corporation 2015 Proxy Statement	27

COMPENSATION DISCUSSION & ANALYSIS

2014 NEO BONUSES
NAME	2014 TARGET BONUS	2014 BONUS EARNED
Milton Cooper	$800,000	$891,296
David B. Henry	$875,000	$974,855
Conor C. Flynn	$475,000	$595,707
Glenn G. Cohen	$475,000	$529,207

LONG-TERM INCENTIVE PLAN

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The target number of performance shares underlying the long-term incentive equity awards were established in February 2014 for the calendar year 2014. In establishing the equity awards, we considered the qualitative factors discussed in “Analysis of Each NEO’s Compensation,” Mr. Henry’s recommendations, and peer group practices discussed in “Comparison to Competitive Market.” We also used our business judgment to determine appropriate equity compensation to recognize the potential of our executive officers for our business and retain our executive officers for the long term.

Approximately 20% of the value of the equity awards is awarded in the form of time-vesting restricted stock eligible to vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date. Mr. Flynn was awarded 100,000 shares of restricted stock at the time he was appointed President of the Company which vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date. For 2014, the time-vesting awards were granted under the Company’s 2010 Equity Participation Plan, as such plan may be amended from time to time (the “2010 Equity Participation Plan”). The actual time-vesting awards granted are set out in the “Grants of Plan-Based Awards for 2014” table on page 37.

Approximately 80% of the value of the equity awards is awarded in the form of performance shares. Beginning in 2014, the Company began transitioning its performance share awards to a three-year performance period. The performance shares granted in 2014 permit the NEOs to earn vested shares of the Company’s Common Stock based on the Company’s total stockholder return compared to peers listed in the NAREIT Retail Index over one-year, two-year and three-year performance periods, each of which commences with the year of grant, and also include the right to receive, if and when the underlying shares are earned, the equivalent value (paid in shares without interest) of dividends declared on the earned shares following issuance of the performance shares and before issuance of any earned stock. The 2014 performance shares provide a target number of shares that may be earned in each performance period if the Company’s total shareholder return for the period equals the 50th percentile of its peers listed in the NAREIT Retail Index. One third of the total target number of shares subject to each NEO’s 2014 performance share award is allocated to each performance period. The number of performance shares actually earned for a performance period may range between a threshold of 50% of the target number of shares if the Company’s total shareholder return for the period is at least in the 25th percentile of its peers listed in the NAREIT Retail Index and a maximum of 150% of the target number of shares for the period if the Company’s total shareholder return for the period equals or exceeds the 75th percentile of its peers listed in the NAREIT Retail Index. Linear interpolation is used to determine the shares earned for a performance period where the Company’s total shareholder return falls between the threshold, target and maximum percentile levels. If the Company’s total stockholder return for a performance is less than the threshold level, no performance shares are earned or issued for the period.

COMPENSATION DISCUSSION & ANALYSIS

2014 PERFORMANCE SHARE AWARDS

The following table shows the target performance share awards and the number of performance shares actually earned for 2014.

	NUMBER OF 2014 TARGET PERFORMANCE SHARES(1)	NUMBER OF SHARES ALLOCATED TO THE 2014 PERFORMANCE PERIOD(2)	NUMBER OF SHARES EARNED FOR THE 2014 PERFORMANCE PERIOD(3)(4)
Milton Cooper	45,800	15,266	18,594
David B. Henry	51,200	17,066	20,786
Conor C. Flynn	37,200	12,400	15,103
Glenn G. Cohen	37,200	12,400	15,103

(1) Represents the number of shares eligible to be issued to each NEO as payment pursuant to the 2014 performance share awards based on target level total stockholder return for the Company. One-third of such shares are allocated to the one-year performance period ending December 31, 2014, one-third are allocated to the two-year performance period ending December 31, 2015 and one-third are allocated to the three-year performance period ending December 31, 2016.
(2) Represents the number of shares from the 2014 performance share awards eligible to be issued during 2014.
(3) Represents the number of shares received in February 2015 by each NEO as payment pursuant to the 2014 performance share awards based on the Company’s actual total stockholder return during the 2014 performance year.
(4) We achieved relative total stockholder return of 60.88% which correlates to an award of 121.8% of the target number of performance shares for the one-year performance period ended December 31, 2014.

Companies listed in the NAREIT Retail Index on January 1st of each calendar year (excluding the Company) are the peer group used to determine relative total stockholder return and the number of shares of stock earned with respect to each performance period. For 2014, these companies were:

Acadia Realty Trust	The Macerich Company
Agree Realty Corp.	National Retail Properties Inc.
Alexander’s Inc.	Pennsylvania Real Estate Investment Trust
American Retail Capital Properties, Inc.	Ramco-Gershenson Properties Trust
Brixmor Property Group, Inc.	Realty Income Corporation
CBL & Associates Properties Inc.	Regency Centers Corp.
Cedar Shopping Centers Inc.	Retail Opportunity Investment Corp.
DDR Corp.	Retail Properties of America, Inc.
Equity One Inc.	Rouse Properties, Inc.
Excel Trust	Saul Centers Inc.
Federal Realty Investment Trust	Simon Property Group Inc.
General Growth Properties, Inc.	Spirit Realty Capital, Inc.
Getty Realty Corp.	Tanger Factory Outlet Centers Inc.
Glimcher Realty Trust	Taubman Centers Inc.
Inland Real Estate Corp.	Urstadt Biddle Properties Inc.
Kite Realty Group Trust	Weingarten Realty Investors

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Kimco Realty Corporation 2015 Proxy Statement	29

COMPENSATION DISCUSSION & ANALYSIS

ANALYSIS OF EACH NEO’S COMPENSATION

The Committee considers each of the NEO’s quantitative and qualitative performance factors as a whole in determining each NEO’s salary and the individual performance component of each NEO’s annual bonus. Individual members of the Committee may give different weights to different factors. We also consider our CEO’s evaluation of our individual executives’ performance and his recommended set of compensation actions for all NEOs. The Committee uses its business judgment to determine appropriate compensation in order to recognize the contributions and potential of our executives.

MILTON COOPER

Mr. Cooper serves as the Company’s Executive Chairman of the Board of Directors and in 2014 earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Cooper, the following individual performance factors were considered in determining his compensation:

●	Supported executive management in overseeing portfolio transformation through the disposition of 91 consolidated and unconsolidated properties in the U.S. totaling 9.6 million square feet with an aggregate gross sales price of $1 billion, and the acquisition of 63 properties at an aggregate gross transaction value of $1.4 billion, 34 of which included the acquisition of joint venture partner interests as part of the company’s simplification strategy.
●	Continued oversight of an additional 52 U.S. dispositions, which were under contract or letter of intent in 2014 to be sold in 2015, along with a contract for Kimco to acquire Blackstone’s two-thirds interest in a 39 property joint venture.
●	Further executed the Company’s simplification strategy by reducing the number of Kimco joint ventures by 11, resulting in a reduction of 17 joint venture partners. Consequently, the number of properties in joint ventures during 2014 declined by 75 during 2014, from 412 to 337.
●	Guided senior management in expanding “plus” business, which includes a significant unrealized gain in excess of $45 million in the SuperValu common stock investment at year-end 2014, closing on the Safeway/Albertson transaction, negotiating to acquire a fee under ground lease position from NAI, and securing a substantial gain on the sale of ten stores in a joint venture with Schottenstein.
●	Supported efforts in the continued pursuit of the company’s strategy to exit Latin America, substantially liquidating the Company’s Mexico and Peru investments.

●	Enhanced investor and analyst relationships by participating in NAREIT meetings, sell side REIT conferences, major investor meetings, and meetings with many individual stockholders and prominent REIT analysts.
●	Continued to mentor Kimco’s President, Chief Operating Officer and Chief Investment Officer and others on the executive management team and demonstrated a team-focused approach in continuing to identify and execute on value creation opportunities.
●	Chaired weekly Investment Committee meetings and regular strategy discussions with senior management.
●	Collaborated with the Chief Executive Officer to review the Board of Directors’ continued enhancement of the Company’s strategy and risk policies and procedures.

DAVID B. HENRY

Mr. Henry serves as the Company’s CEO and Vice Chairman of the Board of Directors and in 2014 earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Henry, the following individual performance factors were considered in determining his compensation:

●	Increased FFO as adjusted to $1.40 per diluted share at the end of 2014 from $1.33 per diluted share at the end of 2013 and achieved gross occupancy in the total combined shopping center portfolio of 95.6% and Combined Same Property NOI growth of 2.5% (3.3% excluding currency effects).
●	Generated transaction income of $20.6 million and led efforts to monetize five preferred equity investments with FFO gains of $16.4 million.
●	Continued oversight of monetization of Latin America, with 41 properties sold in 2014 encompassing five major portfolios for an aggregate gross sales price of $622.3 million, fully exiting Peru. Continued to actively work to resolve small positions left in Mexico including land fund sites as well as one site in Chile.
●	Achieved a fixed charge coverage ratio, at December 31, 2014, of 2.8x (S&P) and 3.0x (Moody’s), exceeding our minimum target level of 2.5x.
●	Actively partnered with executive leadership in attaining gross acquisition transaction value of $1.4 billion in 2014.

COMPENSATION DISCUSSION & ANALYSIS

●	Continued to reduce preferred equity investments in 2014, reducing the number of such investments in the U.S. from 25 to 20 and in Canada from 12 to 10.
●	Continued to be actively involved in NAREIT as its Vice-Chairman as well as being appointed Chairman of the NAREIT Real Estate Advisory Council. In addition, continued to be actively engaged with ICSC as a member of the Executive Committee, Nominating Committee, Government Relations Committee, and By-Laws Committee. Recipient of the 2014 Commercial Property Executive Award.
●	Partnered with executive management to implement Kimco’s corporate strategy of transformation, simplification, and redevelopment (TSR) with emphasis on growing core Kimco markets and exiting non-core markets. Planned the exit of 12 metropolitan markets and focused on investing $850 million, primarily in the 25 largest metropolitan markets in the U.S. As a result, Kimco disposed of 91 consolidated and unconsolidated properties in the U.S. at an aggregate gross sales price of $1 billion in 2014 and reduced the number of U.S. properties held in joint ventures by 62 through dispositions and partner buyouts.
●	Continued to maintain and improve relationship with rating agencies, the analyst community, major stockholders, large retailers, industry trade groups and institutional joint venture partners.
●	Enhanced investor and analyst perception of Kimco’s portfolio quality through investor property tours, disposition programs and branding, as measured by analyst reports and investor feedback.
●	Supported continued growth of the “plus” business within the retail sector by building and increasing the number of relationships with private equity funds and large real estate investors.
●	Directed the creation and implementation of an effective long term strategy to deal with growing e-commerce and internet sales, by focusing on leasing to Internet resistant retailers such as restaurants and service businesses and creating more entertainment and event driven shopping centers by adding movie theaters, health clubs, restaurants, and social activities.
●	Managed the strategy and continued to build and refine separate risk / underwriting / due diligence / closing teams to ensure Kimco maintained a proper checks and balance system for new business investments and acquisitions.

CONOR C. FLYNN

Mr. Flynn serves as the Company’s President, Chief Operating Officer and Chief Investment Officer and in 2014 earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Flynn, the following individual performance factors were considered in determining his compensation:

●	Achieved continued improvement in U.S. occupancy, leasing spreads, and Combined Same Property NOI. Gross occupancy in the total combined shopping center portfolio increased by 100 basis points from 94.6% to 95.6% and small shop occupancy increased 280 basis points to 88%. Overall U.S. leasing spreads were positive, growing to 8.8%, and Combined Same Property NOI increased 2.5%.
●	Achieved ancillary, non-traditional revenue sources at shopping centers (i.e. holiday pop up stores, ATMs, clothing bins, cell towers) of $15.5 million in 2014.
●	Resolved ten of the top 25 vacancies in the strategic portfolio by fully leasing seven of the vacant anchor boxes and disposing of three sites.
●	Participated in executing the Company’s strategy of transformation, simplification, and redevelopment by reducing joint ventures, enhancing redevelopment efforts, exiting non-core markets, and creating a Tier 1 portfolio with outsize growth potential.
●	Executed disposition strategy by creating a disposition pipeline to expedite approvals, working with regions to assign brokers to track bid process and creating packages to help expedite the disposition of Tier 2 properties, which resulted in the disposition of 91 consolidated and unconsolidated properties in the U.S. for an aggregate gross sales price of $1 billion.
●	Collaborated with the senior management team to acquire 63 shopping centers primarily located in our key markets, including the buyout of joint venture partners’ interests, for an aggregate gross transaction value of $1.4 billion.
●	Continued to analyze redevelopment potential and enhance the redevelopment pipeline by touring and sourcing opportunities in both the existing portfolio and new acquisitions, growing the redevelopment pipeline from $778 million to $1.2 billion.
●	Completed 34 redevelopment projects in 2014 with a return on investment of 11.56% and value creation totaling $49.9 million.

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Kimco Realty Corporation 2015 Proxy Statement	31

COMPENSATION DISCUSSION & ANALYSIS

●	Captured value-enhancing real estate opportunities through the “plus” business, enhancing the Company’s position with respect to current leases through lease extensions, acquisitions, or other transactions.
●	Reduced exposure to challenged retailers and operating formats most negatively impacted by e-commerce and increased the percent of average base rent derived from grocery anchored centers from 58% to 65.3%. Further reduced exposure with a focused initiative that increased service type tenants in the small shop space by 280 basis points.
●	Enhanced and expanded the Kimco mobile commerce initiative by launching public WiFi service at a pilot group of Kimco centers.
●	Received considerable recognition for on-going efforts in the area of environmental, social, and governance performance and helped to compile our inaugural Corporate Responsibility Report.
●	Launched Kimco LABS, Leaders Advancing Business Strategy, an internal future leaders forum, that promotes experiential learning through project incubator programs aimed at generating new ideas that drive revenue, reduce costs or optimize our asset base.
●	Continued to reinforce a culture of teamwork and collaboration across all disciplines and business lines and formalized performance and operational standards as a baseline for best practices across the Company’s operating regions.
●	Developed further relationships with the investment community and peers and colleagues in the REIT industry by participating at ICSC and NAREIT events, investor and analyst tours and meetings with major stockholders.

GLENN G. COHEN

Mr. Cohen serves as the Company’s Executive Vice President, Chief Financial Officer and Treasurer and in 2014 earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Cohen, the following individual performance factors were considered in determining his compensation:

●	Completed the issuance of a $500 million, seven-year unsecured bond offering at a coupon rate of 3.20%, ensuring the refinancing and repayment of the Company’s maturing debt.
●	Sourced and closed an aggregate of $177 million in mortgage refinancing and repaid at maturity $175 million relating to Kimco’s the joint venture programs. In addition,

completed $813 million of mortgage assumptions and permitted transfers in connection with 56 assets during 2014.
●	Achieved an immediate liquidity position of more than $1.7 billion at December 31, 2014, an increase of $200 million over December 31, 2013 and entered into a new $1.75 billion credit facility with a four year term and two six month extension options with a final maturity in 2019. The new credit facility resulted in a fee savings of over $1 million annually.
●	Maintained the Company’s Net Debt/Recurring EBITDA as adjusted ratio in a range of 5.5x - 6.0x, ending the year at 5.5x.
●	Achieved a fixed charge coverage ratio, at December 31, 2014, of 2.8x (S&P) and 3.0x (Moody’s), exceeding our minimum target level of 2.5x.
●	Collaborated with the senior management team to execute on key areas of corporate strategy achieving FFO as adjusted per diluted share of $1.40, a 5.3% increase compared to $1.33 per diluted share in 2013, and Combined Same Property NOI growth of 2.5% (3.3% excluding currency effects), while increasing gross occupancy in the total combined shopping center portfolio by 100 basis points to 95.6% and continuing to support our transformation and simplification strategies through recycling of capital.
●	Evaluated all aspects of overhead costs reducing recurring overhead by over $5 million in 2014, and outsourcing certain of our non-tenant facing back office lease administration functions generating recurring annual savings in the range of $2 million.
●	Continued to maintain, strengthen and broaden the Company’s commercial, investment banking, and rating agency relationships, providing the Company with over $2.5 billion of commitments and financing by utilizing over 30 different banking relationships, while maintaining Kimco’s respective investment grade unsecured debt ratings of BBB+, Baa1 and BBB+.
●	Further developed relationships with sell-side research analysts, major stockholders and fixed income investors through active participation in sell side conferences and non-deal road shows, driving the message of transformation, simplification and redevelopment.
●	Oversaw several system implementations including the integration of the company’s lease management system and accounting system, introduction of a digital signature application and the implementation of a treasury management system, all resulting in increased efficiency.

COMPENSATION DISCUSSION & ANALYSIS

COMPARISON TO COMPETITIVE MARKET

We review competitive compensation data from a select group of peer companies and broader survey sources. However, we do not set our NEO pay as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are reasonable. Using this data and NAREIT comparison data supplied by the Company, Pay Governance conducted survey data analysis and provided comment and analysis regarding our peer group. At the

Committee’s request, Pay Governance prepared an annual report summarizing the Company’s peer group, market data and peer group methodology as well as Pay Governance’s findings and recommendations. This report was discussed with the Committee in early 2014. As a primary reference, Pay Governance gathered proxy pay data for the following REITs with market capitalizations comparable to ours and with whom we compete for executive talent.

AvalonBay Communities Inc.	Marriott International Inc.
Boston Properties Inc.	Prologis
Brookfield Properties Corp.	Public Storage
CBL & Associates Properties, Inc.	Realty Income Corp.
DDR Corp.	Regency Centers Corp.
Duke Realty Corp.	SL Green Realty Corp.
Equity One	The Macerich Company
Equity Residential	Ventas Inc.
Federal Realty Investment Trust	Weingarten Realty Investors
General Growth Properties, Inc.

The Committee considered the Pay Governance information as an input in its decision making process for determining our NEOs’ compensation. Pay Governance reported directly to the Committee and provided no other services besides executive compensation services to the Company.

The Committee considered whether Pay Governance’s work providing information that the Committee uses when determining compensation for the Company’s NEOs and other executive officers raises any conflicts of interest and determined that no conflicts of interest exist.

ADDITIONAL COMPENSATION CONSIDERATIONS

LONG-TERM INCENTIVES – EQUITY AWARDS
Our NEOs are eligible to retire at the earlier of age 65 or 20 years of service to the Company and their equity awards (excluding retention awards) would vest immediately upon retirement. Messrs. Cooper and Henry are currently eligible to retire from the Company. We do not maintain special pension plans for our NEOs because we believe this accelerated vesting offsets the lack of such plans. The Committee may accelerate equity vesting upon an employee’s termination at its discretion.

If an NEO holding restricted stock is terminated prior to vesting for reasons other than death, disability, retirement, without cause or change of control, the employee would forfeit the unvested stock. Prior to vesting, recipients of this restricted stock may vote the shares and also receive dividends.

EXECUTIVE SEVERANCE PLAN – “DOUBLE-TRIGGER” CHANGE IN CONTROL SEVERANCE ARRANGEMENT On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan, as amended from time to time (the “Severance Plan”) pursuant to which our NEOs and certain other members of the Company’s senior management, are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Severance Plan), subject to the terms and conditions described in the Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination

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Kimco Realty Corporation 2015 Proxy Statement	33

COMPENSATION DISCUSSION & ANALYSIS

occurs within two years following a change in control. The participant will also receive eighteen months of continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested stock options, restricted stock awards and performance awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant.

Mr. Henry agreed, effective as of March 14, 2013, that the bonus component of his severance pursuant to the Executive Severance Plan shall be based on the average actual bonus he received in the three years immediately prior to the year in which the termination occurs. Mr. Cooper does not participate in the Company’s Severance Plan.

RETIREMENT PLANS
We maintain a 401(k) retirement plan (the “401(k) Plan”) in which substantially all employees, including our NEOs, are eligible to participate. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible base salary compensation, up to the federal limit. The Company currently makes matching contributions on a dollar-for-dollar basis to all employees contributing to their 401(k) accounts and who have completed one year of employment with the Company, of up to 5% of the employee’s base salary compensation (and subject to a maximum of $8,500 for highly compensated employees). Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions. The 401(k) Plan also includes a Roth 401(k) feature which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59 ½. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

TAX AND ACCOUNTING CONSIDERATIONS
The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards. Cash salary and bonus are charged as an expense in the period in which the amounts are earned by the NEO. The value of equity awards are amortized ratably into expense over the vesting period, except for the value of equity awards granted to our NEOs eligible for retirement, which were expensed immediately in the periodic financial statements as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718, which requires immediately expensing of equity awards of employees eligible for retirement.

Section 162(m) of the Internal Revenue Code generally places a $1 million annual limit on the amount of compensation paid to each of the Company’s NEOs who were officers on the last day of the relevant taxable year other than its Chief Financial Officer that may be deducted by the Company for federal income tax purposes unless such compensation constitutes “qualified performance-based compensation” which is based on the achievement of pre-established performance goals set by a committee of the Board of Directors pursuant to an incentive plan that has been approved by the Company’s stockholders. The 2010 Equity Participation Plan provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured in a manner intended to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m).

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with

COMPENSATION DISCUSSION & ANALYSIS

a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

PERQUISITES
We do not believe we treat our NEOs materially differently from our other senior employees with respect to perquisites. We provided the following perquisites to our NEOs in 2014:

●	We provided Messrs. Cooper and Henry with the use of a car and driver to travel for Company business. Other employees may use these cars for Company business when these cars are not in use by the above mentioned NEOs. We also provided Mr. Flynn with the use of a car to conduct his duties as an executive officer of the Company. Each such NEO may use the car without a driver for personal use. In 2014, Mr. Cohen received a car allowance in the amount of $10,920.

●

We provide certain of our officers and senior executives (including all NEOs) a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee (the “Committee”) of Kimco Realty Corporation, a Maryland Corporation (the “Company”), has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Joe Grills, Chairman Philip E. Coviello Richard G. Dooley Frank Lourenso Colombe M. Nicholas Richard B. Saltzman

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Kimco Realty Corporation 2015 Proxy Statement	35

COMPENSATION TABLES

EXECUTIVE COMPENSATION

The following table sets forth the summary compensation of the NEOs of the Company for the 2014, 2013 and 2012 calendar years.

SUMMARY COMPENSATION TABLE FOR 2014
Name	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)
Milton Cooper Executive Chairman of the Board of Directors	2014	750,000	1,284,353	—	891,296	21,681	2,947,330
	2013	750,000	1,484,118	—	852,297	49,730	3,136,145
	2012	750,000	1,355,153	—	852,297	48,151	3,005,601
David B. Henry Chief Executive Officer	2014	800,000	1,434,581	—	974,855	8,964	3,218,400
	2013	800,000	1,659,075	—	909,117	40,198	3,408,390
	2012	800,000	1,581,435	—	909,117	38,967	3,329,519
Conor C. Flynn(4) President, Chief Operating Officer and Chief Investment Officer	2014	625,000	3,258,313	—	595,707	26,303	4,505,323
	2013	485,827	550,278	30,132	432,075	44,617	1,542,929

Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2014	625,000	1,042,313	—	529,207	23,132	2,219,652
	2013	625,000	1,206,600	—	511,388	53,236	2,396,224
	2012	600,000	1,900,065	—	441,149	51,361	2,992,575
(1) Amounts reflect the compensation cost to the Company in 2014, 2013, and 2012 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718. Fair value is determined, depending on the type of award, using the closing price on the date of grant or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”). The maximum possible value of the 2014 performance shares, based on the closing price per share of our Common Stock on the date they were granted, was as follows: $1,555,826 for Mr. Cooper; $1,739,264 for Mr. Henry; $1,263,684 for Mr. Flynn and $1,263,684 for Mr. Cohen. The value of awards granted to the NEOs in 2014 is reflected on the 2014 Grants of Plan-Based Awards table on the next page.
(2) The Company provided Messrs. Cooper and Henry with the use of a car and driver to travel for Company business. Other employees may use these cars for Company business when these cars are not in use by the above mentioned NEOs. The Company also provided Mr. Flynn with the use of a car to conduct his duties as an executive officer of the Company. Each such NEO may use the car without a driver for personal use. Mr. Cohen received a car allowance in the amount of $10,920 for the year 2014. The NEOs’ drivers are employees who have additional responsibilities at the Company. In 2014, the Company calculated the cost of this perquisite by prorating the cost of each employee’s base salary to reflect the amount of each employee’s time used driving the NEOs for personal commuting. The Company also included the pro-rated value of the NEOs’ cars in the cost of the perquisite. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2014 for Messrs. Cooper, Henry and Flynn was $18,195, $8,464 and $14,166 respectively. The policy on the use of the cars for 2014, 2013, and 2012 is outlined below:
●	the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
●	these services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;
●	the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
●	the cars were available to these officers with drivers for commuting and business related travel and without drivers for personal use.
(3) The Company’s policy on paid time off provides employees having attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn and Cohen each received such payment in the amount of $12,019. Messrs. Cooper and Henry are excluded from this paid time off benefit.
(4) Amounts reflect the compensation cost to the Company in 2014 of the option based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718. The fair value of the option is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2014 Form 10-K.

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS FOR 2014

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2014:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(4)			Estimated Possible Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(1)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
		320,000	800,000	1,200,000
Milton Cooper	2/13/2014				22,900	45,800	68,700		1,037,218
	2/13/2014							11,500	247,135
		350,000	875,000	1,312,500
David B. Henry	2/13/2014				25,600	51,200	76,800		1,159,510
	2/13/2014							12,800	275,072
Conor C. Flynn		190,000	475,000	712,500
	2/13/2014				18,600	37,200	55,800		842,456
	2/13/2014							9,300	199,857
	8/5/2014							100,000(6)	2,216,000
		190,000	475,000	712,500
Glenn G. Cohen	2/13/2014				18,600	37,200	55,800		842,456
	2/13/2014							9,300	199,857
(1) All awards are granted under the 2010 Equity Participation Plan.
(2) Each of the NEOs received a time-vesting restricted stock award. The table represents restricted stock awards granted on February 13, 2014 under the 2010 Equity Participation Plan. All restricted stock awards vest in 25% increments on each of the first, second, third, and fourth anniversaries of the grant date.
(3) Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of our Common Stock on the date of grant, which are intended to estimate the grant date fair value of the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2014 Form 10-K.
(4) The actual payout amounts are set out in the Summary Compensation Table.
(5) The earned shares for the 2014 performance period are set out in the 2014 Performance Share Awards Table.
(6) In 2014, Mr. Flynn was awarded 100,000 shares of restricted stock, which vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date, in connection with his appointment as President.

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Kimco Realty Corporation 2015 Proxy Statement	37

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table provides information on outstanding equity awards as of December 31, 2014 for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Milton Cooper	8/31/2005	200,000		31.62	8/31/2015
	8/16/2006	200,000		40.09	8/16/2016
	8/8/2007	200,000		41.06	8/8/2017
	8/6/2008	200,000		37.39	8/6/2018
	2/17/2011	32,475	10,825	18.85	2/17/2021	11,027(2)	277,219
	2/16/2012					6,663(1)	167,508
	2/16/2012					23,950(2)	602,103
	2/13/2013					9,225(1)	231,917
	2/13/2013					55,990(2)	1,407,589
	2/13/2014					11,500(1)	289,110
	2/13/2014							30,534	696,328
David B. Henry	8/31/2005	200,000		31.62	8/31/2015
	8/16/2006	200,000		40.09	8/16/2016
	8/8/2007	200,000		41.06	8/8/2017
	8/6/2008	200,000		37.39	8/6/2018
	3/18/2010	42,900		15.64	3/18/2020
	2/17/2011	32,475	10,825	18.85	2/17/2021	11,027(2)	277,219
	2/16/2012					7,775(1)	195,464
	2/16/2012					27,949(2)	702,638
	2/13/2013					10,313(1)	259,269
	2/13/2013					62,590(2)	1,573,513
	2/13/2014					12,800(1)	321,792
	2/13/2014							34,134	778,426
Conor C. Flynn	10/3/2005	5,000		31.55	10/3/2015
	8/16/2006	7,000		40.09	8/16/2016
	8/8/2007	10,000		41.06	8/8/2017
	8/6/2008	15,000		37.39	8/6/2018
	8/6/2009	20,000		11.54	8/6/2019
	3/18/2010	7,000		15.64	3/18/2020
	2/17/2011	9,750	3,250	18.85	2/17/2021	3,250(1)	81,705
	2/16/2012	7,800	7,800	18.78	2/16/2022	7,800(1)	196,092
	2/16/2012					35,000(3)	879,900
	2/13/2013					14,625(1)	367,673

COMPENSATION TABLES

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	5/20/2013	1,350	4,050	24.12	5/20/2023	4,050(1)	101,817
	2/13/2014					9,300(1)	233,802
	2/13/2014							24,800	565,564
	8/5/2014					100,000(5)	2,514,000
Glenn G. Cohen	8/31/2005	30,000		31.62	8/31/2015
	8/16/2006	40,000		40.09	8/16/2016
	8/8/2007	40,000		41.06	8/8/2017
	8/6/2008	40,000		37.39	8/6/2018
	3/18/2010	10,300		15.64	3/18/2020
	8/4/2010	4,500		15.20	8/4/2020
	2/17/2011	18,300	6,100	18.85	2/17/2021	6,214(2)	156,220
	2/16/2012					4,725(1)	118,787
	2/16/2012					16,985(2)	427,003
	2/16/2012					50,000(3)	1,257,000
	2/13/2013					7,500(1)	188,550
	2/13/2013					45,520(2)	1,144,373
	2/13/2014					9,300(1)	233,802
	2/13/2014							24,800	565,564

(1) All stock options and shares of restricted stock vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.
(2) Restricted stock issued with respect to earned performance share awards vest in 33⅓% increments on each of the second, third and fourth anniversaries of the performance share grant date, subject to continued employment with the Company on the applicable vesting date.
(3) Messrs. Flynn’s and Cohen’s shares of restricted stock granted on February 16, 2012 vest in 20% increments on each of February 16, 2018, February 16, 2019, February 16, 2020, February 16, 2021 and February 16, 2022, subject to continued employment with the Company on the applicable vesting date.
(4) Represents performance share awards granted in 2014. Each performance share award provides for the ability to earn and receive shares after the end of one, two and three year performance periods based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the NAREIT Retail Index.
(5) Mr. Flynn received 100,000 shares of restricted stock at the time he was appointed President, which vest 20% each year over five years.

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Kimco Realty Corporation 2015 Proxy Statement	39

COMPENSATION TABLES

OPTION EXERCISES AND STOCK VESTED IN 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Milton Cooper	86,500	767,296	46,567	1,013,793
David B. Henry	43,600	543,256	49,486	1,077,008
Conor C. Flynn	—	—	15,125	328,662
Glenn G. Cohen	10,900	125,786	25,490	554,544

(1) Computed as the difference between the closing market price of the underlying stock on the date of exercise and the exercise price of the option.
(2) Computed by multiplying the number of shares of stock by the closing market price of the underlying stock on the vesting date.

EMPLOYMENT AGREEMENTS

The Committee determined in 2010 to discontinue use of individual employment agreements with the Company’s executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Please see “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, our performance share awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock as well as any other unvested shares of restricted stock would, if not assumed in the change in control, automatically vest in full.

ASSUMED TERMINATION WITHOUT CAUSE

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2014. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Health Benefits ($)(5)	Total ($)(6)
Milton Cooper(7)	—	—	3,743,070	68,089	—	3,811,159
David B. Henry(8)	1,600,000	1,815,490	4,188,023	68,089	48,786	7,720,388
Conor C. Flynn	1,250,000	864,150	4,118,561	74,182	37,370	6,344,263
Glenn G. Cohen	1,250,000	1,022,776	2,892,206	38,369	48,786	5,252,137

(1) In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times their base salary plus bonus upon a termination without Cause.
(2) In accordance with the Executive Severance Plan, 2013 (prior year) bonus amounts are used for the bonus component in this table except as otherwise indicated for Mr. Henry.
(3) In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of annual restricted stock awards, with the exception of retention awards, upon a termination without Cause. In addition, each NEO would remain eligible to earn and be issued the portion of the 2014 performance shares that relate to the 2014-2015 performance period and the 2014-2016 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at target level and based on the market price of our stock on December 31, 2014 ($25.14), the total performance share values, disregarding any discount for the time-value of money, would be $767,625 for Mr. Cooper, $858,129 for Mr. Henry and $623,472 for each of Messrs. Flynn and Cohen.
(4) Under the Executive Severance Plan, a termination without Cause would result in acceleration of all stock options awards. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2014 ($25.14), multiplied by the number of shares for all unvested options as of December 31, 2014 that were in the money.

COMPENSATION TABLES

(5) Amounts are based on the cost of coverage during 2014.
(6) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations.”
(7) Mr. Cooper does not participate in the Company’s Severance Plan. Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards would become fully vested upon the termination of his employment without Cause.
(8) Mr. Henry’s bonus is calculated as two times the average of the actual annual bonus amounts paid to him for the three years immediately prior to the year in which the termination date occurs.

ASSUMED TERMINATION FOR DEATH, DISABILITY OR RETIREMENT

The following table was prepared as though each of the NEOs had been terminated due to death, disability or retirement on December 31, 2014. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Milton Cooper	—	3,743,070	68,089	3,811,159
David B. Henry(4)	400,000(5)	4,188,023	68,089	4,656,112
Conor C. Flynn(6)	—	4,998,461	74,182	5,072,643
Glenn G. Cohen(6)	—	4,149,206	38,369	4,187,575

(1) Represents payments that would be made to the NEO or the NEO’s beneficiary if terminated due to disability or death.
(2) The vesting of Mr. Cooper’s 118,355, Mr. Henry’s 132,454, Mr. Flynn’s 139,025 and Mr. Cohen’s 90,244 shares of restricted stock would accelerate as a result of termination due to death or disability. Messrs. Cooper and Henry would also be entitled to these amounts on retirement. In addition, each NEO would remain eligible to earn and be issued the portion of the 2014 performance shares that relate to the 2014-2015 performance period and the 2014-2016 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at target level and based on the market price of our stock on December 31, 2014 ($25.14), the total performance share values, disregarding any discount for the time-value of money, would be $767,625 for Mr. Cooper, $858,129 for Mr. Henry and $623,472 for each of Messrs. Flynn and Cohen.
(3) Under the stock option agreements, termination due to death or disability would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2014 ($25.14), multiplied by the number of shares for all unvested options as of December 31, 2014 that were in the money. Messrs. Cooper and Henry would also be entitled to these amounts on retirement.
(4) Pursuant to a letter agreement between Mr. Henry and the Company dated March 15, 2010, Mr. Henry is entitled to receive a lump sum severance payment equal to six months of then current base salary upon a termination of employment due to death or disability only.
(5) Mr. Henry would receive $400,000 upon termination due to death or disability only.
(6) The vesting of Mr. Flynn’s retention award of 35,000 restricted shares and Mr. Cohen’s retention award of 50,000 restricted shares would accelerate as a result of termination due to death or disability only. As of December 31, 2014, the value of Mr. Flynn’s and Mr. Cohen’s retention awards was $879,900 and $1,257,000, respectively.

ASSUMED TERMINATION UPON A CHANGE IN CONTROL

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2014. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Health Benefits ($)(5)	Total ($)(6)
Milton Cooper(7)	—	—	3,743,070	68,089	—	3,811,159
David B. Henry(8)	1,600,000	1,815,490	4,188,023	68,089	48,786	7,720,388
Conor C. Flynn	1,250,000	864,150	4,118,561	74,182	37,370	6,344,263
Glenn G. Cohen	1,250,000	1,022,776	2,892,206	38,369	48,786	5,252,137

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Kimco Realty Corporation 2015 Proxy Statement	41

COMPENSATION TABLES

(1) In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times the sum of their base salary plus prior year’s annual bonus upon a change in control termination.
(2) In accordance with the Executive Severance Plan, 2013 (prior year) bonus amounts are used for the bonus component in this table.
(3) In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of restricted stock awards, with the exception of retention awards, upon a termination of employment without Cause or for Good Reason in connection with a change in control. In addition, each NEO would remain eligible to earn and be issued the portion of the 2014 performance shares that relate to the 2014-2015 performance period and the 2014-2016 performance period. The actual number of shares earned and issued would depend on the Company’s total stockholder return during the performance periods. Assuming performance at target level and based on the market price of our stock on December 31, 2014 ($25.14), the total performance share values, disregarding any discount for the time-value of money, would be $767,625 for Mr. Cooper, $858,129 for Mr. Henry and $623,472 for each of Messrs. Flynn and Cohen.
(4) Under the stock option agreements, termination of employment without Cause or for Good Reason in connection with a change in control would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2014 ($25.14), multiplied by the number of shares for all unvested options as of December 31, 2014 that were in the money.
(5) Amounts are based on the cost of coverage during 2014.
(6) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations.”
(7) Mr. Cooper does not participate in the Company’s Severance Plan. Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards would become fully vested upon the termination of his employment without Cause or for Good Reason in connection with a change in control.
(8) Mr. Henry’s bonus is calculated as two times the average of the actual annual bonus amounts paid to him for the three years immediately prior to the year in which the termination date occurs.

EQUITY PARTICIPATION PLAN

DESCRIPTION OF PLAN
The Company maintains the 2010 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors.

The 2010 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or the Company’s Common Stock) structured by the Executive Compensation Committee within parameters set forth in the 2010 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the 2010 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:

LIMITATIONS ON GRANTS
The number of shares of Common Stock that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described below.

NO REPRICING OR REPLACEMENT OF OPTIONS OR STOCK APPRECIATION RIGHTS
The 2010 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of common stock.

NO IN-THE-MONEY OPTION OR SAR GRANTS
The 2010 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Company’s Common Stock, generally the closing price of the Company’s Common Stock, on the date of grant.

SECTION 162(M) QUALIFICATION
The 2010 Equity Participation Plan is designed to allow awards made under the 2010 Equity Participation Plan, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

INDEPENDENT ADMINISTRATION
The Executive Compensation Committee, which consists of only independent directors, administers the 2010 Equity Participation Plan.

COMPENSATION TABLES

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2014.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	11,893,761	$30.23	9,251,021
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	11,893,761	$30.23	9,251,021

COMPENSATION OF DIRECTORS

During 2014, members of the Board of Directors and Committees thereof who were not also employees of the Company (“Non-management Directors”) were entitled to receive an annual retainer of $50,000. Also, during 2014, the Non-management Directors were entitled to receive a total of $10,000 each as members of the Executive Compensation Committee and $6,000 each as members of the Nominating and Corporate Governance Committee. The Non-management Directors who are members of the Audit Committee also are entitled to receive an annual fee of $20,000. The chairmen of the Audit, Executive Compensation and Nominating and Corporate Governance Committees were entitled to receive an additional annual fee of $45,000,

$35,000 and $16,000, respectively. During 2014, the Lead Independent Director received an additional annual fee of $10,000. In accordance with the Company’s 2010 Equity Participation Plan, the Non-management Directors may be granted awards of deferred stock (“Deferred Stock”) or restricted stock in lieu of directors’ fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also directors are not paid any directors’ fees.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR 2014

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Philip E. Coviello	96,000	147,744	—	—	243,744
Richard G. Dooley	116,000	147,744	—	—	263,744
Joe Grills	121,000	147,744	—	—	268,744
F. Patrick Hughes(3)	121,000	147,744	—	—	268,744
Frank Lourenso	96,000	147,744	—	—	243,744
Colombe M. Nicholas	76,000	147,744	—	—	223,744
Richard B. Saltzman	76,000	147,744	—	—	223,744

(1) Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2014. As of December 31, 2014, Messrs. Coviello, Dooley, Grills, Hughes, Lourenso and Saltzman and Ms. Nicholas were entitled to 0 shares, 67,628 shares, 43,161 shares, 0 shares, 30,124 shares, 37,860 shares and 6,509 shares of deferred stock, respectively.

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Kimco Realty Corporation 2015 Proxy Statement	43

COMPENSATION TABLES

(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2014 based on the aggregate grant date fair value, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2014 Form 10–K.
(3) Mr. Hughes resigned as a member of the Board of Directors effective November 11, 2014.

As of December 31, 2014, Messrs. Coviello, Dooley, Grills, Lourenso, Saltzman and Ms. Nicholas held options to acquire 37,000 shares, 107,000 shares, 107,000 shares, 107,000 shares, 107,000 shares and 14,667 shares, respectively. As of

December 31, 2014, Messrs. Coviello, Dooley, Grills, Lourenso, Saltzman and Ms. Nicholas held shares of restricted stock in the amounts of 15,125 shares, 15,125 shares, 15,125 shares, 15,125 shares, 15,125 shares and 14,667 shares, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

●	Code of Ethics;
●	Corporate Governance Guidelines;
●	Nominating and Corporate Governance
●	Committee Charter; and
●	Audit Committee Charter.

Our Code of Ethics applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Ethics is available through the Investors/Governance/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors. Any significant conflict must be resolved or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Guidelines, Code of Ethics and other Company policies. The Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the Company’s legal staff, including its outside legal advisers, is primarily responsible for obtaining information through questionnaires and other procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Pursuant to the Audit Committee charter and the Audit Committee’s policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

JOINT VENTURES
Mr. Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives various fees related to these joint ventures and partnerships.

FAMILY RELATIONSHIPS
Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Dooley, a director of the Company. Paul Dooley received total compensation of $355,977 from the Company in fiscal year 2014, calculated in the same manner as the Summary Compensation Table. This compensation includes a base salary in 2014 as an employee of the Company of $286,000 with the remaining balance comprised of (i) compensation cost to the Company in 2014 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of FASB ASC 718, (ii) bonuses, and (iii) various benefits.

PROHEALTH LEASES
ProHEALTH is a multi-specialty physician group practice offering one-stop health care. ProHEALTH’s CEO, Dr. David Cooper, M.D. is a son of Milton Cooper, Executive Chairman of the Company. ProHEALTH and or its affiliates have leasing arrangements with the Company whereby four property locations are currently under lease. Total annual base rent for properties leased to ProHEALTH for the year ended December 31, 2014 aggregated $0.7 million. The Company determined that the leasing terms for these leases are consistent with fair market rental values and that the transactions, taken as a whole, are no less favorable to the Company than terms available to an unaffiliated third party under similar circumstances.

CONSORTIUM LED BY CERBERUS CAPITAL MANAGEMENT, L.P.
The Company is an investor in a consortium led by Cerberus Capital Management, L.P. that acquired certain Albertsons stores from Albertsons, Inc. in 2006, and the remaining Albertsons stores, as well as the grocery banners of Jewel-Osco, Acme, Shaws and Star Markets, from SUPERVALU in 2013. In January 2015, the consortium, including additional members, acquired all the outstanding shares of Safeway Inc. Colony Financial, Inc. (NYSE: CLNY) and one or more of its affiliates contributed $100 million as an investor in the combined companies and now holds a 4.3% ownership interest. The Company contributed $85.3 million of new equity together with its existing stake in the consortium, and now holds a 9.8% ownership interest in the combined companies. Richard B. Saltzman, a member of the Board of Directors of the Company, is the chief executive officer, president and a director of Colony Financial, Inc.

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Kimco Realty Corporation 2015 Proxy Statement	45

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors of Kimco Realty Corporation, a Maryland Corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2014, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company (the “Board of Directors”). A copy of the Audit Committee Charter, as amended, is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2014 audited consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2014 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
OF THE BOARD
OF DIRECTORS
Philip E. Coviello, Chairman
Richard G. Dooley
Joe Grills
Frank Lourenso

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL 2	ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement in accordance with the SEC Rules.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	●Align executive compensation with the Company’s and the individual’s performance ●Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests
●Provide executives with the opportunity to participate in the ownership of the Company
●Reward executives for long-term growth in the value of our stock
●Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
●Compensate executives with performance-based awards that depend upon the achievement of established corporate targets
●Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	●Utilize independent compensation consultants and market survey data to monitor pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 22 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has determined to hold a Say-on-Pay advisory vote every year and the next Say-on-Pay advisory vote shall occur at the 2016 Annual Meeting of Stockholders. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

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Kimco Realty Corporation 2015 Proxy Statement	47

PROPOSAL 2	ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

VOTE REQUIRED
The vote on the advisory resolution to approve the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2014. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013:

Type of Fees	2014	2013
Audit Fees(1)	$1,452,608	$1,422,000
Audit-Related Fees	—	—
Tax Fees(2)	$20,805	$70,733
All Other Fees(3)	$2,420	$2,460
Total	$1,475,833	$1,495,193

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2014 and 2013 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s current reports on Form 8-K and Proxy Statements during 2014 and 2013, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.

(2) Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.

(3) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2014 and 2013 were pre-approved by the Audit Committee.

PROPOSAL 3	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s auditors for the year 2015 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP has been the Company’s independent registered public accountants since 1986.

VOTE REQUIRED
The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

SECTION 16(A) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the NYSE. Officers, directors and beneficial owners of more than 10% of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2014, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2014, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its directors, officers, beneficial owners of more than 10% of the Company’s Common Stock and other persons subject to Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
During 2014, Messrs. Grills, Coviello, Dooley, Lourenso and Saltzman and Ms. Nicholas served on the Executive Compensation Committee of the Company. No member of the Executive Compensation Committee was, during 2014, an officer or employee of the Company or was formerly an officer of the Company. See the discussion of certain relationships and related transactions beginning on page 44, some of which involve members of the Executive Compensation Committee. During 2014, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board of Directors or its Executive Compensation Committee.

STOCKHOLDER NOMINEES FOR DIRECTOR
AND OTHER STOCKHOLDER PROPOSALS
Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2016 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 21, 2015 or not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2016 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record at the time of giving notice by the stockholder and at the time of the Meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our

Continues on next page ►

Kimco Realty Corporation 2015 Proxy Statement	49

current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the 2015 Annual Meeting. In order for a nomination to be considered, the notice must include the information as to such nominee and submitting stockholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such stockholder were to solicit proxies from all stockholders of the Company for the election of such nominee as a director and if such solicitation were one to which Regulation 14A under the Exchange Act applied. In addition, proponents must provide all of the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current Bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

DOCUMENTS INCORPORATED BY REFERENCE
This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein. Documents incorporated by reference (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

OTHER BUSINESS
All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

ATTENDANCE AND VOTING PROCEDURES
AT THE ANNUAL MEETING

If you intend to vote in person, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Common Stock on March 16, 2015, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the Meeting.

ANNUAL MEETING
MAY 5, 2015
10:00 A.M. (LOCAL TIME)
GRAND HYATT NEW YORK,
109 EAST 42ND STREET,
NEW YORK, NY 10017

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Kimco Realty Corporation 2015 Proxy Statement	51

ANNEX A

We calculate Combined Same Property NOI (a non-GAAP financial measure within the meaning of the rules of the SEC) using revenues from rental properties (excluding straight-line rents, lease termination fees, above/below market rents and including charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense, plus the Company’s proportionate share of Combined Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Our method of calculating Combined Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that Combined Same Property NOI is an important metric in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO COMBINED SAME PROPERTY NOI (IN THOUSANDS) (UNAUDITED)
	Year Ended December 31,
	2014	2013
Income from continuing operations	$384,506	$288,454
Adjustments:
Management and other fee income	(35,009)	(36,317)
General and administrative expenses	122,201	127,470
Impairment charges	39,808	32,247
Depreciation and amortization	258,074	224,713
Other income	208,208	189,894
Provision for income taxes, net	22,438	32,654
Gain on change in control of interests, net	(107,235)	(21,711)
Equity in income of other real estate investments, net	(38,042)	(31,136)
Non same property net operating income	(83,755)	(80,373)
Non-operational expense from joint ventures, net	148,918	171,503
Combined Same Property NOI	$920,112	$897,398

ANNEX A

We calculate funds from operations (“FFO”) (a non-GAAP financial measure within the meaning of the rules of the SEC) from net income available to the Company’s common stockholders, as shown on our Consolidated Statements of Operations, excluding (i) gains from sales of depreciated property, (ii) impairments of depreciable real estate and (iii) impairments of non-consolidated entities that are in-substance real estate investments, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjustments for unrealized remeasurement of derivative instruments. We present FFO as adjusted as an additional supplemental measure as we believe it is more reflective of the Company’s core operating performance. We believe FFO as adjusted provides investors and analysts an additional measure in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We calculate FFO as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described in the previous sentence and excluding the effects of certain transactional income and expenses and non-operating impairments. We believe that FFO and FFO as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME TO FFO AND FFO AS ADJUSTED (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	Year Ended December 31,
	2014		2013
Net income available to common stockholders	$365,707		$177,987
Gain on disposition of operating property, net of non-controlling interests	(189,572)		(45,330)
Gain on disposition of joint venture operating properties	(193,791)		(113,937)
Depreciation and amortization – real estate related	263,885		250,253
Depr. and amort. – real estate jv’s, net of non-controlling interests	92,343		117,743
Impairments of operating properties, net of tax & non-controlling interests	257,660		165,825
Funds from operations	596,232		552,541
Transactional income, net	(19,341)		(8,831)
Funds from operations as adjusted	$576,891		$543,710
Weighted average shares outstanding for FFO calculations:
Basic	409,088		407,631
Units	1,536		1,523
Dilutive effect of equity awards	3,139		2,541
Diluted	413,763	(1)	411,695	(1)

FFO per common share – basic	$1.46		$1.36
FFO per common share – diluted	$1.45	(1)	$1.35	(1)
FFO as adjusted per common share – diluted	$1.40		$1.33

(1) Reflects the potential impact if certain units were converted to Common Stock at the beginning of the period. FFO would be increased by $3,033 and $2,516 for the years ended December 31, 2014 and 2013, respectively.

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Kimco Realty Corporation 2015 Proxy Statement	53

ANNEX A

We calculate EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) which is defined as earnings before (i) interest, (ii) taxes, (iii) gains from sales of depreciated property, (iv) impairments of depreciable real estate, (v) impairments of non-consolidated entities that are in-substance real estate investments, (vi) remeasurement adjustment of derivative instruments and (vii) depreciation and amortization. EBITDA as adjusted excludes the effects of non-operating transactional income and expenses. We calculate Retail EBITDA as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with EBITDA as described in the previous sentence and excluding the effects of non-operating impairments, certain transactional income and expenses and non-retail EBITDA. We believe that EBITDA, EBITDA as adjusted and Retail EBITDA as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME TO EBITDA, EBITDA AS ADJUSTED AND RETAIL EBITDA AS ADJUSTED (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	Year Ended December 31,
	2014	2013
Net Income	$435,880	$241,353
Interest	203,759	212,240
Interest - discontinued operations	1,823	1,371
Depreciation and amortization	258,074	224,713
Depreciation and amortization- discontinued operations	15,019	33,141
Gain on sale of operating properties	(203,889)	(45,693)
Gain on sale of joint venture operating properties	(202,761)	(148,564)
Impairment/loss on operating properties held for sale/sold	160,747	157,971
Impairment charges	57,111	32,247
Impairment of joint venture property carrying values	54,455	29,464
Provision for income taxes, net	22,667	32,654
Provision/(benefit) for income taxes-discontinued operations, net	11,850	(12,931)
Consolidated EBITDA	814,735	757,966
Transactional income, net	(26,650)	(24,527)
Consolidated EBITDA as adjusted	$788,085	$733,439

Consolidated EBITDA	$814,735	$757,966
Prorata share of interest expense - real estate jv’s	94,168	114,147
Prorata share of interest expense - other investments	-	11,090
Prorata share of depreciation and amortization - real estate jv’s	95,852	110,088
Prorata share of depreciation and amortization - other investments	-	11,006
EBITDA including prorata share - JV’s	1,004,755	1,004,297
Transactional income, net	(26,650)	(24,527)
EBITDA as adjusted including prorata share - JV’s	978,105	979,770
Less: Non-retail EBITDA	2,302	32,506
Retail EBITDA as adjusted including prorata share - JV’s	$975,803	$947,264

3333 New Hyde Park Road
New Hyde Park, NY 11042
Tel: 516-869-9000

kimcorealty.com

KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD
STE 100
NEW HYDE PARK, NY 11042

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time ON 5/4/2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time ON 5/4/2015. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M84743-P60266	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

KIMCO REALTY CORPORATION							For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote "FOR" all of the following nominees:
DIRECTORS							☐	☐	☐

1	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:

		01)	M. Cooper	04)	J. Grills	07)	C. Nicholas
		02)	P. Coviello	05)	D. Henry	08)	R. Saltzman
		03)	R. Dooley	06)	F. Lourenso

The Board of Directors recommends
⬇
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION (as more particularly described in the proxy statement).	☐	☐	☐

3	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015 (as more particularly described in the proxy statement).	☐	☐	☐

4	-	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET For security purposes, please bring this ticket and valid picture identification with you if you are attending the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M84744-P60266

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Milton Cooper and Bruce Rubenstein, or either of them, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast by the undersigned at the close of business on March 16, 2015, at the Annual Meeting of Stockholders to be held on May 5, 2015, at 10:00 a.m., local time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee to vote shares of common stock of the Company, allocated respectively, to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company's executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2015.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side